Exhibit 99.3

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
BRISTOW GROUP INC., et al.,[1]	)	Case No. 19-32713 (DRJ)
)
Debtors.	) )	Jointly Administered

DISCLOSURE STATEMENT FOR

THE JOINT CHAPTER 11 PLAN OF REORGANIZATION

OF BRISTOW GROUP INC. AND ITS DEBTOR AFFILIATES

James R. Prince, State Bar No. 00784791	Richard G. Mason (pro hac vice)
Omar J. Alaniz, State Bar No. 24040402	Amy R. Wolf (pro hac vice)
Kevin Chiu, State Bar No. 24109723	WACHTELL, LIPTON, ROSEN & KATZ
BAKER BOTTS L.L.P.	51 West 52nd Street
2001 Ross Avenue, Suite 900	New York, New York 10019
Dallas, Texas 75201-2980	Telephone: (212) 403-1000
Telephone: (214) 953-6500	Facsimile: (212) 403-2000
Facsimile: (214) 953-6503	Email: rgmason@wlrk.com
Email: jim.prince@bakerbotts.com	arwolf@wlrk.com
omar.alaniz@bakerbotts.com
kevin.chiu@bakerbotts.com
Co-Counsel to the Debtors and
Debtors in Possession
-and-

Emanuel C. Grillo (pro hac vice)
Chris Newcomb (pro hac vice)
BAKER BOTTS L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Telephone: (212) 408-2500
Facsimile: (212) 408-2501
Email: emanuel.grillo@bakerbotts.com
chris.newcomb@bakerbotts.com

Co-Counsel to the Debtors and
Debtors in Possession

Dated: August 1, 2019

[1]

The Debtors in these chapter 11 cases (the “Chapter 11 Cases”), along with the last four digits of each Debtor’s federal tax identification number, are: Bristow Group Inc. (9819), BHNA Holdings Inc. (8862), Bristow Alaska Inc. (8121), Bristow Helicopters Inc. (8733), Bristow U.S. Leasing LLC (2451), Bristow U.S. LLC (2904), BriLog Leasing Ltd. (9764), and Bristow Equipment Leasing Ltd. (9303). The corporate headquarters and the mailing address for the Debtors listed above is 2103 City West Blvd., 4th Floor, Houston, Texas 77042.

THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR CONDITIONAL APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN CONDITIONALLY APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT2

THE DEADLINE TO VOTE ON THE PLAN IS [_____], 2019, AT 5:00 P.M. (PREVAILING CENTRAL TIME)

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT (OR A MASTER BALLOT CAST ON YOUR BEHALF, AS APPLICABLE) MUST BE ACTUALLY RECEIVED BY PRIME CLERK BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS ENTITLED TO VOTE FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE JOINT CHAPTER 11 PLAN OF BRISTOW GROUP INC. AND ITS DEBTOR AFFILIATES. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE VIII HEREIN.

THE PLAN IS SUPPORTED BY THE DEBTORS AND CERTAIN HOLDERS OF CLAIMS THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, INCLUDING HOLDERS OF APPROXIMATELY 99.3 PERCENT OF THE SECURED NOTES, 100 PERCENT OF THE LOANS UNDER THE 2019 TERM LOAN FACILITY AND APPROXIMATELY 73.6 PERCENT OF THE UNSECURED NOTES COMBINED. THE DEBTORS URGE HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO VOTE TO ACCEPT THE PLAN.

THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S CONDITIONAL APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN ANTICIPATED EVENTS IN THE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH ANTICIPATED EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

[2]	Terms shall have the meaning ascribed to them, if any, elsewhere in this Disclosure Statement or in the Plan.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES AND THEIR FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE DEBTORS OR ANY OTHER AUTHORIZED PARTY MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AND INTERESTS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR INTERESTS OR OBJECTIONS TO CLAIMS OR INTERESTS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN AND THE RESTRUCTURING SUPPORT AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON OR ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN, OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AND INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS AND INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE X OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO GO EFFECTIVE WILL BE SATISFIED (OR WAIVED).

YOU ARE ENCOURAGED TO READ THE PLAN AND THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING ARTICLE VIII, ENTITLED “RISK FACTORS,” WHICH BEGINS ON PAGE 46, BEFORE SUBMITTING YOUR BALLOT TO VOTE ON THE PLAN.

THE BANKRUPTCY COURT’S CONDITIONAL APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTEE BY THE COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE MERITS OF THE PLAN.

SUMMARIES OF THE PLAN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS ANNEXED TO THIS DISCLOSURE STATEMENT OR OTHERWISE INCORPORATED HEREIN BY REFERENCE ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE IS NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN ACCORDANCE WITH APPLICABLE LAW, THE DEBTORS ARE UNDER NO DUTY TO UPDATE OR SUPPLEMENT THIS DISCLOSURE STATEMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING VOTES FOR THE ACCEPTANCES AND CONFIRMATION OF THE PLAN AND MAY NOT BE RELIED ON FOR ANY OTHER PURPOSE. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE DISCLOSURE STATEMENT AND THE PLAN, THE RELEVANT PROVISIONS OF THE PLAN WILL GOVERN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN REGULATORY AGENCY, NOR HAS THE SEC OR ANY OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.

THE DEBTORS HAVE SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT; HOWEVER, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR INCORPORATED HEREIN BY REFERENCE HAS NOT BEEN, AND WILL NOT BE, AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE.

v

UPON CONFIRMATION OF THE PLAN, CERTAIN OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. §§ 77A–77AA, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN LAWS, IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE. OTHER SECURITIES MAY BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE FEDERAL SECURITIES LAWS. TO THE EXTENT EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR APPLICABLE FEDERAL SECURITIES LAW DO NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A VALID EXEMPTION OR UPON REGISTRATION UNDER THE SECURITIES ACT.

THE DEBTORS MAKE STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS MAY INCLUDE STATEMENTS ABOUT THE DEBTORS’:

•	BUSINESS STRATEGY;

•	FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

•	LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

•	FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

•	THE AMOUNT, NATURE, AND TIMING OF CAPITAL EXPENDITURES;

•	AVAILABILITY AND TERMS OF CAPITAL;

•	SUCCESSFUL RESULTS FROM THE DEBTORS’ OPERATIONS;

•	THE INTEGRATION AND BENEFITS OF ASSET AND PROPERTY ACQUISITIONS OR THE EFFECTS OF ASSET AND PROPERTY ACQUISITIONS OR DISPOSITIONS ON THE DEBTORS’ CASH POSITION AND LEVELS OF INDEBTEDNESS;

•	TECHNOLOGY;

•	COSTS OF CONDUCTING THE DEBTORS’ OPERATIONS;

•	GENERAL ECONOMIC AND BUSINESS CONDITIONS;

•	EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

•	THE OUTCOME OF PENDING AND FUTURE LITIGATION;

•	UNCERTAINTY REGARDING THE DEBTORS’ FUTURE OPERATING RESULTS;

•	PLANS, OBJECTIVES, AND EXPECTATIONS;

•	THE ADEQUACY OF THE DEBTORS’ CAPITAL RESOURCES AND LIQUIDITY; AND

•	THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN. THESE RISKS, UNCERTAINTIES, AND FACTORS MAY INCLUDE THE FOLLOWING: THE DEBTORS’ ABILITY TO CONFIRM AND CONSUMMATE THE PLAN; THE POTENTIAL THAT THE DEBTORS MAY NEED TO PURSUE AN ALTERNATIVE TRANSACTION IF THE PLAN IS NOT CONFIRMED; THE DEBTORS’ ABILITY TO REDUCE THEIR OVERALL FINANCIAL LEVERAGE; THE POTENTIAL ADVERSE IMPACT OF THE CHAPTER 11 CASES ON THE DEBTORS’ OPERATIONS, MANAGEMENT, AND EMPLOYEES; THE RISKS ASSOCIATED WITH OPERATING THE DEBTORS’ BUSINESSES DURING THE CHAPTER 11 CASES; CUSTOMER RESPONSES TO THE CHAPTER 11 CASES; THE DEBTORS’ INABILITY TO DISCHARGE OR SETTLE CLAIMS DURING THE CHAPTER 11 CASES; GENERAL ECONOMIC, BUSINESS, AND MARKET CONDITIONS; CURRENCY FLUCTUATIONS; INTEREST RATE FLUCTUATIONS; PRICE INCREASES; EXPOSURE TO LITIGATION; A DECLINE IN THE DEBTORS’ MARKET SHARE DUE TO COMPETITION OR PRICE PRESSURE BY CUSTOMERS; THE DEBTORS’ ABILITY TO IMPLEMENT COST REDUCTION INITIATIVES IN A TIMELY MANNER; THE DEBTORS’ ABILITY TO DIVEST EXISTING ASSETS OR BUSINESSES; FINANCIAL CONDITIONS OF THE DEBTORS’ CUSTOMERS; ADVERSE CHANGES IN THE AVIATION SERVICES INDUSTRY; ADVERSE TAX CHANGES; LIMITED ACCESS TO CAPITAL RESOURCES; CHANGES IN DOMESTIC AND FOREIGN LAWS AND REGULATIONS; NATURAL DISASTERS; GEOPOLITICAL INSTABILITY; AND THE EFFECTS OF GOVERNMENTAL REGULATION ON THE DEBTORS’ BUSINESSES.

TABLE OF CONTENTS

			Page
I.	INTRODUCTION		1

II.	PRELIMINARY STATEMENT		1

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN		3

	A.	What is chapter 11?	3
	B.	Why are the Debtors sending me this Disclosure Statement?	3
	C.	Am I entitled to vote on the Plan?	4
	D.	What will I receive from the Debtors if the Plan is consummated?	4
	E.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, Professional Fee Claim, Priority Tax Claim, or DIP Claim?	8
	F.	Are any regulatory approvals required to consummate the Plan?	10
	G.	What happens to my recovery if the Plan is not confirmed or does not go effective?	10
	H.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	11
	I.	Is there potential litigation related to the Plan?	11
	J.	How will the preservation of the Causes of Action impact my recovery under the Plan?	11
	K.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	12
	L.	How do I vote for or against the Plan?	19
	M.	What is the deadline to vote on the Plan?	20
	N.	When is the Combined Hearing set to occur?	20
	O.	What is the purpose of the Combined Hearing?	20
	P.	What is the Rights Offering?	20
	Q.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	20
	R.	Do the Debtors recommend voting in favor of the Plan?	21
	S.	Who supports the Plan?	21

IV.	THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN		21

	A.	The Restructuring Support Agreement	21
	B.	The Plan	22

V.	OVERVIEW OF THE COMPANY, THE DEBTORS AND THEIR BUSINESSES.		25

	A.	The Company’s Businesses	25
	B.	The Company’s Strengths	26
	C.	Operations by Region	27
	D.	The Debtors’ Prepetition Corporate and Capital Structure	29

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		34

	A.	Current Market Conditions in the Helicopter Services Industry	34

	B.	The Company’s Responses to Market Challenges	34
	C.	The Columbia Transaction	35
	D.	Financial Reporting and Related Issues	36
	E.	Changes in Senior Management	36
	F.	Development of Strategic Alternatives	36
	G.	Waivers, Forbearance and Forgoing the Unsecured Note Coupon Interest Payment	37
	H.	Restructuring Support Agreement, Proposed DIP Financing, and Exit Financing	37

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES		40

	A.	Corporate Structure upon Emergence	40
	B.	Expected Timetable of the Chapter 11 Cases	40
	C.	First Day Relief	41
	D.	Other Procedural and Administrative Motions	41
	E.	Appointment of Official Committee	42
	F.	Equity Committee Motion	42
	G.	Schedules and Statements	43
	H.	The Debtors’ DIP Financing	43
	I.	Establishment of a Claims Bar Date	43
	J.	Aircraft Fleet Lease Matters	44
	K.	De Minimis Asset Sales Motion	45
	L.	Key Employee Incentive Plan and Key Employee Retention Plan	45
	M.	Litigation Matters.	45

VIII.	RISK FACTORS		46

	A.	Bankruptcy Law Considerations	46
	B.	Risks Related to Recoveries under the Plan	49
	C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses	52

IX.	SOLICITATION AND VOTING PROCEDURES		58

	A.	Holders of Claims Entitled to Vote on the Plan	58
	B.	Voting Record Date	59
	C.	Voting on the Plan	59
	D.	Ballots Not Counted	60

X.	RIGHTS OFFERING PROCEDURES		60

XI.	CONFIRMATION OF THE PLAN		60

	A.	Requirements for Confirmation of the Plan	60
	B.	Best Interests of Creditors/Liquidation Analysis	61
	C.	Feasibility	61
	D.	Acceptance by Impaired Classes	62
	E.	Confirmation without Acceptance by All Impaired Classes	62

XII.	CERTAIN SECURITIES LAW MATTERS		63

	A.	New Stock; Rights Offering Shares; Backstop Commitment Shares	63

	B.	Backstop Commitment Agreement	64
	C.	Backstop Commitment Shares	64
	D.	Registration Rights Agreement	64
	E.	Issuance and Resale of New Stock Under the Plan	64

XIII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		68

	A.	Introduction	68
	B.	Certain U.S. Federal Income Tax Consequences to the Debtors and Reorganized Debtors	69
	C.	Certain U.S. Federal Income Tax Consequences to the U.S. Holders of Certain Claims and Interests Entitled to Vote	72
	D.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims and Interests Entitled to Vote	80
	E.	Information Reporting and Backup Withholding	83

XIV.	RECOMMENDATION		84

x

EXHIBITS3

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Restructuring Support Agreement

EXHIBIT C	Corporate Organization Chart

EXHIBIT D	Conditional Disclosure Statement Order

EXHIBIT E	Liquidation Analysis

EXHIBIT F	Financial Projections

[3]	[Note: Exhibits to this Disclosure Statement will be filed with the Court prior to the hearing on the entry of the Conditional Disclosure Statement Order.]

I.	INTRODUCTION.

Bristow Group Inc. (“BGI” or “Bristow Parent”) and its debtor affiliates, as debtors and debtors in possession (each, a “Debtor,” and collectively, the “Debtors,” and collectively with their non-Debtor affiliates, the “Company”), submit this disclosure statement (this “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, to certain Holders of Claims against and Interests in the Debtors in connection with the solicitation of votes for acceptance of the Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and its Debtor Affiliates [Docket No. [•]] (the “Plan”), filed contemporaneously herewith.4 A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS, AND SUPPORTING NOTEHOLDERS HOLDING APPROXIMATELY 99.3 PERCENT OF THE SECURED NOTES, APPROXIMATELY 100 PERCENT OF THE LOANS UNDER THE 2019 TERM LOAN FACILITY AND APPROXIMATELY 73.6 PERCENT OF THE UNSECURED NOTES COMBINED, ARE PARTIES TO THE RESTRUCTURING SUPPORT AGREEMENT AND SUPPORT CONFIRMATION OF THE PLAN. THE DEBTORS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THESE CHAPTER 11 CASES. ACCORDINGLY, THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.	PRELIMINARY STATEMENT.

The Company is the leading global industrial aviation services provider operating through the Debtors and their non-Debtor affiliates. It has major transportation operations in the North Sea, Nigeria, the Gulf of Mexico, and most of the other major offshore energy producing regions of the world, including Australia, Brazil, Canada, Guyana and Trinidad. The Company derives its revenue primarily from industrial aviation services provided to offshore energy production companies, as well as from private and public search and rescue (“SAR”) services.

The Plan and this Disclosure Statement are the result of extensive and vigorous negotiations among the Debtors and the Supporting Noteholders, which consist of approximately (i) 99.3 percent of the principal amount of its Secured Notes, (ii) 100 percent of the principal amount of the 2019 Term Loans, and (ii) 73.6 percent of the principal amount of its Unsecured Notes combined. The culmination of such negotiations was the entry into the Restructuring Support Agreement (as may be amended from time to time, the “Restructuring Support Agreement”), a copy of which is attached hereto as Exhibit B. The Restructuring Support Agreement provides for a comprehensive series of restructuring transactions to de-lever the Company’s balance sheet and optimize its fleet plan, emerge from chapter 11, and raise new go-forward capital. It also includes a binding commitment for $150 million of post-petition DIP financing, which along with the Unsecured Notes will be converted to equity interests in the Reorganized Bristow Parent on the effective date of the Plan.

[4]

Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the terms of the Plan will govern.

The Restructuring Support Agreement sets forth the material terms and conditions of the restructuring provided for in the Plan and described herein. As described in more detail below, the Plan substantially deleverages the Debtors’ balance sheet and establishes sufficient liquidity to operate the Debtors’ business and execute on a business plan that will provide for a sustainable and successful enterprise going forward.

The key components of the Plan are as follows:

•	A $385 million new money rights offering to purchase new common and preferred stock in Reorganized Bristow Parent, which rights offering shall be fully backstopped by certain Supporting Noteholders;

•

Holders of 2019 Term Loan Facility Claims shall either (i) if the Debtors enter into a new Exit Facility on or prior to the Effective Date, receive payment in full in Cash, or (ii) if the Debtors do not enter into a new Exit Facility prior to the Effective Date, (x) have its Allowed 2019 Term Loan Claim Reinstated and governed by the Amended and Restated 2019 Term Loan Credit Agreement, and (y) receive its Pro Rata share of the 2019 Term Loan Amendment Fee;

•

Holders of Secured Notes Claims shall receive (i) Cash equal to any accrued and unpaid pre- and post-petition interest and fees at the non-default contract rate, (ii) Cash equal to 97% of such Holder’s claims (after giving effect to the payment in full in Cash of any accrued and unpaid pre- and post-petition interest and any prepayment of the 2019 Term Loan with proceeds from the DIP Facility) and (iii) the right to participate in their pro rata share (without oversubscription rights) of up to $37.5 million of the Rights Offering;

•

Holders of Unsecured Notes Claims and General Unsecured Claims shall receive their pro rata share of 11% of the equity interests in the Reorganized Bristow Parent (subject to dilution by the equity issued for the Management Incentive Plan) and the right to participate in their pro rata share (without oversubscription rights) of up to $347.5 million of the Rights Offering, provided that Holders that are not accredited investors or U.S. Citizens and Holders of General Unsecured Claims that so elect will receive a specified cash payment in lieu of the foregoing treatment;

•

Trade Claims shall be paid in full on the Effective Date or otherwise in the ordinary course of business; provided that the Debtors may require in their discretion that such trade vendors agree to continue to provide goods or services to the Reorganized Debtors on customary credit terms after the Effective Date (and for the avoidance of doubt, those trade vendors that do not agree to continue to provide goods and services on customary credit terms (to the extent required by the Debtors) shall have their Claims treated as General Unsecured Claims);

•

Claims based on the Debtors’ guarantees of obligations of their non-Debtor subsidiaries’ customer contracts, including their contract for search and rescue services for the United Kingdom’s Maritime & Coastguard Agent and Claims associated with the Debtors’ credit facility with Lombard will be reinstated without impairment, ensuring minimal disruption to the Debtors’ business as a result of the Chapter 11 Cases; and

•	Full equitization of the Debtors’ proposed $150 million DIP Facility.

The formulation of the Restructuring Support Agreement and the Plan is a significant achievement for the Debtors. The level of consensus for this comprehensive reorganization reflects the efforts undertaken by the Debtors and the Supporting Noteholders, but also the parties’ belief in the Debtors’ prospects as a reorganized enterprise. The Debtors and the other parties to the Restructuring Support Agreement believe that the restructuring contemplated by the Plan is in the best interests of all stakeholders because it (i) achieves a substantial deleveraging of the Debtors’ balance sheet through consensus with a significant portion of the Debtors’ debt holders, (ii) provides for elimination of nearly $900 million of the Debtors’ prepetition funded debt, (iii) secures $535 million in new equity financing through the DIP Facility and the Rights Offering and (iv) eliminates potential deterioration of value—and disruptions to operations—that could otherwise result from protracted and contentious bankruptcy cases. In sum, the Plan embodies a global settlement that provides a fair and reasonable path for an expeditious exit from chapter 11 and the preservation of the Debtors’ business.

Each of the Debtors strongly believes that the Plan is in the best interests of its estate and represents the best available alternative for all of their stakeholders. Given the Debtors’ core strengths, including their experienced management team and strategic business plan going forward, the Debtors are confident that they can implement the Plan’s balance sheet restructuring to ensure the Debtors’ long-term viability and success. For these reasons, the Debtors strongly recommend that Holders of Claims entitled to vote accept the Plan.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN.

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all holders of claims and interests whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold. Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Deemed to Accept

2	Other Priority Claims	Unimpaired	Deemed to Accept

3	2019 Term Loan Facility	Impaired	Entitled to Vote

4	Secured Notes Claims	Impaired	Entitled to Vote

5	Lombard (BULL) Term Loan Claims	Unimpaired	Deemed to Accept

6	PK Air Credit Facility Claims	Impaired	Entitled to Vote

7	Macquarie Term Loan Credit Facility Claims	Impaired	Entitled to Vote

8	Unsecured Notes Claims	Impaired	Entitled to Vote

9	Lombard (BALL) Term Loan Guarantee Claims	Unimpaired	Deemed to Accept

10	MCA and Other Customer Guarantee Claims	Unimpaired	Deemed to Accept

11	Trade Claims	Unimpaired	Deemed to Accept

12	General Unsecured Claims	Impaired	Entitled to Vote

13	Intercompany Claims	Unimpaired, or Impaired	Deemed to Accept, or Presumed to Reject

14	Intercompany Interests	Unimpaired, or Impaired	Deemed to Accept, or Presumed to Reject

15	Existing Interests	Impaired	Presumed to Reject

16	Section 510(b) Claims	Impaired	Presumed to Reject

D.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Claims and Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.5

[5]

The recoveries set forth below may change based upon changes in the amount of Claims or Interests that are Allowed, as well as other factors related to the Debtors’ business operations and general economic conditions.

Each Holder of an Allowed Claim or Existing Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Existing Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Existing Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Existing Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims ($MM)	Projected Recovery Under the Plan
Unclassified Non-Voting Claims Against the Debtors

N/A	Administrative Claims	Each Holder of an Allowed Administrative Claim shall receive payment in full in Cash.	N/A	100%

N/A	Professional Fee Claims	Each Holder of a Professional Fee Claim shall receive Cash in the amount the Bankruptcy Court allows.	N/A	100%

N/A	Priority Tax Claims	Each Holder of an Allowed Priority Tax Claim shall receive payments in Cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A	100%

N/A	DIP Facility Claims	Each Holder of an Allowed DIP Facility Claim shall receive its Pro Rata share of (i) payment in full in Cash of any accrued and unpaid interest, fees and expenses, (ii) the Equitization Consent Fee, payable at the election of each Holder of a DIP Facility Claim in New Common Stock or New Preferred Stock, and (iii) the Equitization Allocation New Stock, which shall be payable 8.175% in New Preferred Stock and 91.825% in New Common Stock, subject to adjustment as set forth in the Backstop Commitment Agreement.	$150.0	100%

N/A	Statutory Fees	All fees due and payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be timely paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall timely pay any and all such fees when due and payable.	N/A	100%
Classified Claims Against and Interests In the Debtors

1	Other Secured Claims	Each Holder of an Allowed Other Secured Claim shall receive at the option of the applicable Debtors (with the consent of the Required RSA Parties, not to be unreasonably withheld), either (i) payment in full in Cash; (ii) delivery of the Collateral securing any such Allowed Other Secured Claim; (iii) Reinstatement of such Other Secured Claim, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of such claim to demand or to receive payment prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of default; or (iv) such other treatment rendering such Other Secured Claim Unimpaired.	N/A	100%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims ($MM)	Projected Recovery Under the Plan

2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall receive at the option of the applicable Debtors (with the consent of the Required RSA Parties, not to be unreasonably withheld). either: (i) Cash in an amount equal to such Allowed Other Priority Claim; or (ii) such other treatment rendering such Other Priority Claim Unimpaired.	$0	100%

3	2019 Term Loan Facility	Each Holder of an Allowed 2019 Term Loan Facility Claim shall either (i) if the Debtors enter into a new Exit Facility on or prior to the Effective Date, receive payment in full in Cash, or (ii) if the Debtors do not enter into a new Exit Facility on or prior to the Effective Date, (x) have its Allowed 2019 Term Loan Facility Claim be Reinstated and governed by the Amended and Restated 2019 Term Loan Credit Agreement, and (y) receive its Pro Rata share of the 2019 Term Loan Amendment Fee.	$75.0	100%

4	Secured Notes Claims	Each Holder of an Allowed Secured Notes Claim shall receive (i) payment in full in Cash of any accrued and unpaid prepetition and postpetition interest at the non-default contract rate (except to the extent otherwise paid as adequate protection pursuant to the Final Cash Collateral Order and not recharacterized or otherwise avoided, but not including any make-whole or prepayment premium), (ii) after giving effect to the immediately preceding clause (i), Cash in an amount equal to 97% of the outstanding amount of such Allowed Secured Notes Claim and (iii) such Holder’s Pro Rata share of the Secured Noteholder Subscription Rights.	$282.3	100%

5	Lombard (BULL) Term Loan Claims	All Allowed Lombard (BULL) Term Loan Claims shall be Reinstated.	$91.0	100%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims ($MM)	Projected Recovery Under the Plan

6	PK Air Credit Facility Claims	Each Holder of an Allowed PK Air Credit Facility Claims shall receive its Pro Rata share of the New PK Air Note.	$201.6	100%

7	Macquarie Term Loan Credit Facility Claims	Each Holder of an Allowed Macquarie Term Loan Credit Facility Claims shall receive its Pro Rata share of the New Macquarie Note.	$164.0	100%

8	Unsecured Notes Claims	Each holder of an Allowed Unsecured Notes Claim shall receive (i) if such Holder is a 4(a)(2) Eligible Holder, its Pro Rata share (calculated as the Pro Rata share of all Allowed Unsecured Notes Claims and all Allowed General Unsecured Claims that do not make the GUC Rights Offering Election (including the failure to timely return an election notice)) of (x) the Unsecured Equity Pool and (y) the Unsecured Noteholder Subscription Rights[6] or (ii) if such Holder is not a 4(a)(2) Eligible Holder, its Pro Rata share of the GUC Distribution Cash Amount.	$562.5	[•]%

9	Lombard (BALL) Term Loan Guarantee Claims	All Allowed Lombard (BALL) Term Loan Guarantee Claims shall be Reinstated.	$75.3	100%

10	MCA and Other Customer Guarantee Claims	All Allowed MCA and Other Customer Guarantee Claims shall be Reinstated.	N/A	100%

11	Trade Claims	Each Holder of an Allowed Trade Claim shall receive payment in full of such Allowed Trade Claim on the Effective Date or otherwise in the ordinary course of the Debtors’ business.	$5.0-7.0	100%

12	General Unsecured Claims	Each Holder of a General Unsecured Claim shall receive: (i) if such Holder does not timely make the GUC Rights Offering Election and is a 4(a)(2) Eligible Holder, its Pro Rata share (calculated as the Pro Rata share of all Allowed Unsecured Notes Claims and all Allowed General Unsecured Claims that do not make the GUC Rights Offering Election (including the failure to timely return an election notice)) of (x) the Unsecured Equity Pool and (y) the GUC Subscription Rights[7] or (ii) if such Holder does timely make the GUC Rights Offering Election or is not a 4(a)(2) Eligible Holder, its Pro Rata share of the GUC Distribution Cash Amount.	$35.0-60.0	[•]%

[6]

[Note: Treatment of Unsecured Notes Claims may be subject to modification prior to solicitation to include the use of warrants to the extent necessary to comply with applicable regulatory requirements, including with respect to any limitations on foreign ownership of the New Common Stock, and such modifications shall be deemed to be consistent with the terms of the Restructuring Support Agreement and the Backstop Commitment Agreement.]

[7]

[Note: Treatment of General Unsecured Claims may be subject to modification prior to solicitation to include the use of warrants to the extent necessary to comply with applicable regulatory requirements, including with respect to any limitations on foreign ownership of the New Common Stock, and such modifications shall be deemed to be consistent with the terms of the Restructuring Support Agreement and the Backstop Commitment Agreement.]

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims ($MM)	Projected Recovery Under the Plan

13	Intercompany Claims	Intercompany Claims shall, at the election of the Required RSA Parties, be Reinstated, compromised, or cancelled.	N/A	0% or 100%

14	Intercompany Interests	Intercompany Claims shall, at the election of the Required RSA Parties, be Reinstated solely to maintain the Debtors’ corporate structure, compromised, or cancelled.	N/A	0% or 100%

15	Existing Interests	Each Existing Interest shall be cancelled, released, and expunged and shall be of no further force and effect and each Holder shall not receive any distribution on account of such Existing Interest.	N/A	0%

16	Section 510(b) Claims	Section 510(b) Claims will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and each Holder will not receive any distribution on account of such Section 510(b) Claim.	N/A	0%

E.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, Professional Fee Claim, Priority Tax Claim, or DIP Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims or Interests set forth in Article III of the Plan.

1.	Administrative Claims.

Except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims, DIP Facility Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative

Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, stopped, and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors, and such Administrative Claims shall be deemed compromised, settled, and released as of the Effective Date. For the avoidance of doubt, Holders of DIP Facility Claims shall not be required to File or serve any request for payment of such DIP Facility Claims.

2.	Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred during the period from the Petition Date through the Confirmation Date must be Filed with the Bankruptcy Court no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the Bankruptcy Code, the Bankruptcy Rules and any procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than 10 Business Days following the Confirmation Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates, and the Professional Fee Escrow Account shall be maintained in trust solely for the benefit of Holders of Professional Fee Claims. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid shall be promptly turned over to the Reorganized Debtors.

From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor (with the consent of the Required RSA Parties, not to be unreasonably withheld) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

4.	DIP Facility Claims.

As of the Effective Date, the DIP Facility Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the DIP Facility Credit Agreement and the DIP Order, including all principal, accrued and unpaid interest, and all accrued and unpaid fees, expenses, and noncontingent indemnity payable under the DIP Facility Credit Agreement or the DIP Order. Except to the extent that a Holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim, each such Holder shall receive its Pro Rata share of (i) payment in full in Cash of any accrued and unpaid interest, fees and expenses, (ii) the Equitization Consent Fee, payable at the election of each Holder of a DIP Facility Claim in New Common Stock or New Preferred Stock, and (iii) the Equitization Allocation New Stock, which shall be payable 8.175% in New Preferred Stock and 91.825% in New Common Stock, subject to adjustment as set forth in the Backstop Commitment Agreement. Upon receiving the treatment set forth in the Plan, on the Effective Date, all Liens and security interests granted to secure the DIP Facility Claims shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

5.	Statutory Fees.

All fees due and payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be timely paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall timely pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay such quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

F.	Are any regulatory approvals required to consummate the Plan?

There are not expected to be any known regulatory approvals that are required to consummate the Plan. However, to the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, it is a condition precedent to the Effective Date that they be obtained.

G.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide Holders of Claims with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article XI.B of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” which begins on page 61, and the Liquidation Analysis attached hereto as Exhibit E.

H.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to the Bankruptcy Court’s approval of the Plan. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After the Plan is confirmed, there are conditions that need to be satisfied or waived so that the Plan can be Consummated and go effective. See Article XI of this Disclosure Statement entitled “Confirmation of the Plan” for a discussion on the confirmation procedures.

In general, and unless otherwise provided in the Plan, each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for such Allowed Claims and Interests in accordance with the applicable Class on the date the Plan becomes effective, i.e., the “Effective Date,” or as soon as reasonably practicable thereafter, unless the Plan provides otherwise.

I.	Is there potential litigation related to the Plan?

Parties in interest may object to the Plan being confirmed, which potentially gives rise to litigation. In the event that it becomes necessary to confirm the Plan over a Class’s objection to or vote to reject the Plan, the Debtors may seek to confirm the Plan notwithstanding such objecting Class’s dissent. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code allows the Bankruptcy Court to confirm a plan that an impaired class has rejected, if it determines that the plan meets certain requirements for confirmation.

The Bankruptcy Court has established [_____], 2019, at 5:00 p.m., prevailing Central Time, as the deadline to object to Confirmation of the Plan (the “Plan Objection Deadline”). All objections to the Plan’s Confirmation must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the Disclosure Statement Order (defined below) so that they are actually received on or before the Plan Objection Deadline. The Debtors believe the Plan Objection Deadline, as established by the Bankruptcy Court, affords the Bankruptcy Court, the Debtors, and other parties in interest reasonable time to consider the objections to the Plan prior to the hearing to consider confirmation of the Plan and approval of the Disclosure Statement as containing adequate information (the “Combined Hearing”).

J.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

K.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the other parties to the Restructuring Support Agreement in obtaining their support for the Plan pursuant to the terms of the Restructuring Support Agreement. The Supporting Noteholders would not have agreed to the terms and conditions of the Restructuring Support Agreement and to support the Plan pursuant thereto without the release and exculpation provisions, which provide assurances that the Released Parties will not be subject to post-emergence litigation or other disputes related to the restructuring. The release and exculpation provisions not only benefit the non-Debtor Released Parties and the Exculpated Parties, but also the Debtors’ post-emergence enterprise as a whole.

Importantly, all Holders of Claims or Interests that File an objection with the Bankruptcy Court in the Chapter 11 Cases that expressly objects to the inclusion of such Holder as a “Releasing Party” under, or opt out of in accordance with the procedures set forth in the Ballots, the provisions contained in Article VIII of the Plan will be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties to the extent set forth in the Plan. For the avoidance of any doubt, a vote to reject the Plan does not prevent a Holder of Claims from its inclusion as a “Releasing Party.” The releases are an integral element of the Plan.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. For example, each of the Supporting Noteholders has agreed to, among other things, equitize a substantial amount of valid debt claims and backstop a $385 million new money equity capital raise. In addition, many of the Released Parties and Exculpated Parties are entitled to indemnification by the Debtors, which indemnification obligations are expressly preserved under the Plan. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

The Plan embodies a global settlement of claims and causes of action between the Debtors and the Supporting Noteholders. Prior to the Petition Date, the Debtors negotiated the Original Restructuring Support Agreement (as defined herein) with an ad hoc group of holders of Secured Notes. After the Petition Date, the Debtors engaged in months of further negotiations with the Supporting Noteholders. Such efforts culminated in the Restructuring Support Agreement that carries the support of the Supporting Noteholders, holding approximately 99.3% of the Secured Notes, approximately 100.0% of the loans under the 2019 Term Loan Facility and approximately 73.6% of the Unsecured Notes.

To effectuate the global settlement embodied in the Plan, the Plan includes certain Debtor and third-party releases, an exculpation provision, and an injunction provision. The Debtors and Supporting Noteholders believe that these provisions comply with the Bankruptcy Code and prevailing law because, among other reasons, they are the product of extensive good faith, arm’s-length negotiations, were material inducements for the Supporting Noteholders to enter into the Restructuring Support Agreement and the comprehensive settlement embodied in the Plan, and are supported by the Debtors and the Supporting Noteholders.

1.	Debtor Release.

The Debtor release is in the best interest of the Debtors’ Estates and well within the Debtors’ business judgment. The Debtors would not be where they are today, on the verge of soliciting and preparing for confirmation of this highly consensual and value-maximizing transaction, without the participation of the Released Parties. In particular, the Plan provides for releases by the Debtors and related parties of any and all Causes of Action, including any derivative claims, that the Debtors could assert against holders, agents, and trustees of the 2019 Term Loan Facility, the Secured Notes, the Unsecured Notes, the postpetition DIP Facility and the Exit Facility and, if applicable, the Amended and Restated 2019 Term Loan Credit Agreement, the Backstop Commitment Parties and the Debtors’ current and former directors and officers, and related parties. In addition to being fair and equitable, the Debtor release is in the best interest of the Debtors’ Estates.

Prosecution of any potential Causes of Action released under the Debtor release would be complex and time consuming and could mire the Debtors and parties in interest in litigation rather than effectuation of a highly-consensual restructuring. Simply put, as of this time, the Debtors do not believe that they have material Causes of Action against any of the Released Parties that would justify the risk, expense, and delay of pursuing any such Causes of Action. Importantly, the Debtor release provides finality and avoids significant delay, and therefore, the inclusion of the Debtor release is worthwhile and inures to the benefit of all of the Debtors’ stakeholders.

Additionally, the Plan, including the Debtor release, was vigorously negotiated by sophisticated entities that were represented by able counsel and financial advisors, including the Supporting Noteholders, and includes the settlement of Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan. The release provisions were a necessary element of consideration that these parties required before entering into the Restructuring Support Agreement and agreeing to support the Plan.

Notably, the Parties to the Restructuring Support Agreement (which has broad support of parties across the Debtors’ capital structure) have agreed to equitize a significant portion of their Claims and backstop the Rights Offering in order to significantly deleverage the Debtors’ prepetition capital structure and provide additional liquidity. With respect to the DIP Facility Agent and Holders of DIP Facility Claims, each provided valuable DIP financing to the Debtors’ Estates that allowed the Debtors to finance their restructuring. Moreover, under the DIP Credit Agreement (defined below), the Debtors have agreed to indemnify the DIP Facility Agent and each DIP Facility Lender (defined below). Additionally, we expect that, upon emergence, the Exit Facility (or, if applicable, the Amended and Restated 2019 Term Loan Credit Agreement) will also include any indemnification provisions as may be agreed to in any commitment letter for the Exit Facility (or, if applicable, the Amended and Restated 2019 Term Loan Credit Agreement). In

addition, the indenture trustees and agents may hold indemnification claims against the Debtors under the applicable indentures and/or credit agreement for all losses, damages, claims, liabilities, or expenses that they may incur, including defense costs for claims subject to the release provisions of the Plan. If the indenture trustees and agents do not receive the benefit of the Plan’s proposed release provision, they and their constituencies may not support Confirmation of the Plan. Accordingly, the Plan provides the various Released Parties the global closure for which they negotiated in exchange for, among other things, the various concessions and benefits provided to the Debtors’ Estates under the Plan.

Further, many of the parties related to the Debtors, such as current and former directors, managers, officers, equity holders (in their capacities as such), and employees may have indemnification rights against the Debtors under applicable agreements for, among other things, all losses, damages, claims, liabilities, or expenses, including defense costs, for claims subject to the release provisions of the Plan against the Debtors’ Estates. As such, those indemnifications claims could directly affect the Debtors’ Estates. Including these parties in the Debtor release avoids the risk of alter ego and/or derivative liability. Moreover, there is no question that directors, managers, officers, and employees provided (and continue to provide) valuable consideration to the Debtors, as they commit substantial time and effort (in addition to their prepetition responsibilities) to the Debtors’ Estates and restructuring efforts throughout this chapter 11 process.

Accordingly, the Debtors submit that the Debtor release is consistent with applicable law, represents a valid settlement and release of claims the Debtors may have against the Released Parties pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, is a valid exercise of the Debtors’ business judgment, and is in the best interests of their Estates.

2.	Third-Party Release.

Similarly, the third-party release is integral to the Plan and is a condition of the settlements embodied therein. This provision of the Plan was heavily negotiated by sophisticated parties, each of whom are represented by competent counsel. The consensual third-party release (together with the Debtor release) are key components of the Debtors’ restructuring. Put simply, the Debtors’ key stakeholders were unwilling to support the Plan—including agreeing to equitize the DIP Facility and Unsecured Notes Claims and backstop the $385 million new money Rights Offering—without assurances that they would not be subject to post-emergence litigation or other disputes related to the restructuring. The third-party release therefore not only benefits the non-Debtor Released Parties, but also the Debtors’ post-emergence enterprise as a whole.

Importantly, the Debtors and Supporting Noteholders believe that the third-party release is consensual because the Plan provides voting Holders of Claims and Interests (other than those Holders who vote to accept the Plan) with the option to opt-out of the third-party release by checking a box on the ballot or filing a formal or informal objection with the Bankruptcy Court. Each of the Disclosure Statement, ballots, notices of non-voting status, and notice of Confirmation Hearing state in bold-faced, conspicuous text that holders of Claims and Interests that do not opt-out or object to the release in the Plan will be bound by the third-party release. Upon checking the opt-out box or filing an objection with the Bankruptcy Court, such Holders of Claims or Interests are not bound by the third-party releases and no longer have a basis to argue their rights are affected by such release. The Debtors and Supporting Noteholders believe that the third-party release is consensual because it complies with applicable law. First, the third-party release is sufficiently specific to put the Releasing Parties on notice of the released claims. Second, the third-party release is integral to the Plan and is a condition of the settlement embodied therein. These provisions of the Plan were heavily negotiated by sophisticated parties to the Restructuring Support Agreement, each of whom are represented by competent counsel and for which the third-party release was a material inducement to enter into the Restructuring Support Agreement. Third, as described more fully above, each of the Released Parties under the third-party release (i.e., the DIP Facility Agent, the DIP Facility Lenders, the Backstop Commitment Parties, the Holders of 2019 Term Loan Facility Claims, the 2019 Term Loan Facility Agent, the Supporting Noteholders, the Indenture Trustees, the Exit Facility Lenders, the Exit Facility Agent (or, if applicable, the Amended and Restated 2019 Term Loan Facility Lenders and the Amended and Restated 2019 Term Loan Facility Agent) and the Related Parties) gave consideration for the third-party release (and are also releasing parties themselves, thereby making the release mutual).

Ultimately, the restructuring contemplated by the Plan is value maximizing and would not be possible absent the support of the Released Parties, many of which (i.e., the Supporting Noteholders) will also be the Debtors’ most significant post-emergence stakeholders. Thus, the third-party release operates to maximize the Debtors’ fresh start by minimizing the possibility of distracting post-emergence litigation or costs associated with the continuation of disputes related to the Debtors’ restructuring.

3.	Exculpation.

In addition to the Debtor and third-party releases, the exculpation clause in the Plan provides that the Exculpated Parties are exculpated from any Causes of Action arising out of acts or omissions related to these Chapter 11 Cases and certain related transactions as set forth therein—except for acts or omissions that are found to have been the product of actual fraud, willful misconduct, or gross negligence. As such, the Debtors and the Supporting Noteholders believe the exculpation clause is reasonable, appropriate, and vital to these Chapter 11 Cases.

First, the Debtors and Reorganized Debtors are entitled to the benefits of the exculpation clause. Upon a “good faith” finding within the meaning of section 1125(e) of the Bankruptcy Code, such parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation clause. Further, granting such relief falls squarely within the “fresh start” principles underlying the Bankruptcy Code.

Second, certain other Exculpated Parties owe fiduciary duties in favor of the Debtors’ Estates, permitting them to receive the benefits of the exculpation clause. The directors, officers, and professionals that have acted on behalf of the Debtors’ in connection with the Chapter 11 Cases owe the Debtors fiduciary duties similar to those the debtor in possession owes to the Estates. Further, the Debtors and their fiduciaries could not possibly have developed the Plan without the support and contributions of the Exculpated Parties.

Accordingly, the failure to approve the exculpation clause would undermine the purpose of the Plan and the settlements set forth in the Plan and the Restructuring Support Agreement by allowing parties to pursue claims post-bankruptcy that are otherwise fully and finally resolved by the Plan when the Exculpated Parties participated in these Chapter 11 Cases in reliance upon the protections afforded to those constituents by the exculpation clause.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit. Moreover, the Debtors will be prepared to present evidence at the Combined Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

4.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(i) the Debtors, the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, the 2019 Term Loan Facility, the Compensation and Benefit Programs, intercompany transactions, or the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;

(ii) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Original RSA, the Original DIP Commitment Letter, the Initial Amended RSA, the Disclosure Statement, or the Plan, including the Rights Offering, the Backstop Commitment Agreement, the DIP Facility, the Exit Facility or the Amended and Restated 2019 Term Loan Facility;

(iii) the Chapter 11 Cases, the Disclosure Statement, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement with respect to the foregoing; or

(iv) any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including, without limitation, all avoidance actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, (ii) the rights of any party under any employment agreement or plan, (iii) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (iv) the rights of Holders of Allowed Claims to receive distributions under the Plan or (v) any Cause of Action the Debtors may have against Columbia Helicopters, Inc.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing release, which includes by reference each of the related provisions and definitions contained herein, and further, will constitute the Bankruptcy Court’s finding that the foregoing release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable, and reasonable; and (v) given and made after due notice and opportunity for hearing.

5.	Releases by Holders of Claims and Interests.

As of the Effective Date, except as otherwise provided herein, each Releasing Party is deemed to have fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

(i) the Debtors, the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, the 2019 Term Loan Facility, the Compensation and Benefit Programs, intercompany transactions, or the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;

(ii) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Original RSA, the Original DIP Commitment Letter, the Initial Amended RSA, the Disclosure Statement, or the Plan, including the Rights Offering, the Backstop Commitment Agreement, the DIP Facility, the Exit Facility or the Amended and Restated 2019 Term Loan Facility;

(iii) the Chapter 11 Cases, the Disclosure Statement, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to the Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement with respect to the foregoing; or

(iv) any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including, without limitation, all avoidance actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, (ii) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or (iii) the rights of Holders of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing release, which includes by reference each of the related provisions and definitions contained herein, and further, will constitute the Bankruptcy Court’s finding that the foregoing release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable, and reasonable; and (v) given and made after due notice and opportunity for hearing.

6.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the 2019 Term Loan Facility Credit Agreement), the Original RSA, the Original DIP Commitment Letter, the Initial Amended RSA, the Disclosure Statement, the Plan, the Rights Offering, the Rights Offering Procedures, the Backstop Commitment Agreement, the DIP Facility, the Exit Facility, the Amended and Restated 2019 Term Loan Facility, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement with respect to the foregoing, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

7.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties or the Exculpated Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

8.	Release of Liens.

Except as otherwise specifically provided in the Plan, the Exit Facility Credit Agreement or the Amended and Restated 2019 Term Loan Credit Agreement, as applicable, the New PK Air Note, the New Macquarie Note or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors, or any other Holder of a Secured Claim. In addition, at the sole expense of the Debtors or the Reorganized Debtors, the Holders of Secured Claims shall execute and deliver all documents reasonably requested by the Debtors, Reorganized Debtors or administrative agent for the Exit Facility to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors and their designees to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto. Notwithstanding the foregoing paragraph, Article VIII.G of the Plan shall not apply to any Secured Claims that are Reinstated pursuant to the terms of the Plan.

L.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Claims that are entitled to vote on the Plan. Holders of Class 4 Secured Notes Claims and Class 8 Unsecured Notes Claims should return their ballot to their nominee (or otherwise follow the instructions of their nominee), allowing enough time for the nominee to include the vote on a master ballot, and submit the master ballot by the Voting Deadline. Holders of Class 3 2019 Term Loan Facility Claims, Class 6 PK Air Credit Facility Claims, Class 7 Macquarie Term Loan Credit Facility Claims,] and Class 12 General Unsecured Claims should return their ballots to the Solicitation Agent. Additional information on the voting process is contained in Article IX below, entitled “Solicitation and Voting Procedures.”

BALLOTS

The Solicitation Agent must actually receive ballots on or before the

Voting Deadline, which is [____], 2019, at 5:00 p. m., prevailing

Central Time, either via the online portal at

https://cases.primeclerk.com/bristow, or at the following address:

Bristow Ballot Processing,

c/o Prime Clerk LLC,

One Grand Central Place

60 East 42nd Street

Suite 1440

New York, New York 10165

If you have any questions on the procedure for voting on the Plan, please call the Solicitation Agent at:

(844) 627-6967 (toll free for U.S. and Canada) or (347) 292-3534

(international toll)

M.	What is the deadline to vote on the Plan?

The Voting Deadline is [_____], 2019, at 5:00 p.m. (prevailing Central Time).

N.	When is the Combined Hearing set to occur?

On [•], 2019, the Bankruptcy Court entered the Order (I) Conditionally Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation and Notice Procedures with Respect to Confirmation of the Plan, (III) Approving the Form of Various Ballots and Notices in Connection Therewith, and (IV) Approving the Scheduling of Certain Dates in Connection with the Confirmation of the Plan [Docket No. [•]] (the “Disclosure Statement Order”). As part of the Disclosure Statement Order, the Bankruptcy Court has scheduled the Combined Hearing for [____], 2019, at _:00 _.m. (prevailing Central Time). The Combined Hearing may be adjourned from time to time without further notice.

In addition, pursuant to the Disclosure Statement Order, objections to Confirmation must be filed and served on the Debtors, and certain other parties, by no later than [_____], 2019 at 5:00 p.m. (prevailing Central Time) in accordance with the notice of the Combined Hearing that accompanies this Disclosure Statement and the Disclosure Statement Order attached hereto as Exhibit D and incorporated herein by reference.

O.	What is the purpose of the Combined Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

P.	What is the Rights Offering?

The Rights Offering is an opportunity for Holders of Secured Notes Claims, Holders of Unsecured Notes Claims and Holders of General Unsecured Claims to invest up to $385 million to acquire New Common Stock and New Preferred Stock, in accordance with each Holder’s Subscription Rights. The procedures for participating in the Rights Offering are set forth in the Rights Offering Procedures. The Rights Offering Procedures have been authorized pursuant to the Disclosure Statement Order, attached hereto as Exhibit D, and described in Article X of this Disclosure Statement, entitled “Rights Offering Procedures.,” which begins on page 61.

Q.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Solicitation Agent, Prime Clerk LLC, via one of the following methods:

By regular mail, hand delivery, or overnight mail at:

Bristow Ballot Processing

c/o Prime Clerk LLC

One Grand Central Place

60 East 42nd Street

Suite 1440

New York, New York 10165

By electronic mail at:

bristowballots@primeclerk.com

By telephone at:

(844) 627-6967 (toll free for U.S. and Canada)

(347) 292-3534 (International toll)

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the exhibits and documents from the website of the Solicitation Agent at http://cases.primeclerk.com/bristow (free of charge) or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/bankruptcy/ (for a fee).

R.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe that the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative. The Debtors believe that the Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of all Holders of Claims and Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

S.	Who supports the Plan?

The Plan is supported by the Debtors and the Supporting Noteholders, as set forth in the following chart:

Support Parties	Support (expressed as an approximate percentage of the total principal amount of Claims or number of Interests outstanding, as applicable)
2019 Term Loans	100%
Holders of Secured Notes	99.3%
Holders of Unsecured Notes Combined	73.6%

IV.	THE DEBTORS’ RESTRUCTURING SUPPORT AGREEMENT AND PLAN.

A.	The Restructuring Support Agreement.

Following the Petition Date, the Debtors continued to engage with their stakeholders to secure the terms of a value-maximizing and consensual reorganization. Specifically, the Debtors, the Secured Notes Ad Hoc Group, and the Unsecured Notes Ad Hoc Group negotiated and worked towards a new restructuring support agreement that would provide the Debtors with additional liquidity and exit funding, maximize recoveries to all of the Debtors’ creditors, and allow the Debtors to quickly emerge from chapter 11 on a consensual basis. On June 27, 2019, the Debtors and the Supporting Noteholders, holding approximately 89.84% of the Secured Notes and approximately 54.54% of the Unsecured Notes, entered into the Amended and Restated Restructuring Support Agreement. Following execution of the Amended and Restated

Restructuring Support Agreement, the Debtors and Supporting Noteholders continued to refine the reorganization contemplated by the Amended and Restated Restructuring Support Agreement, and garnered additional support for the same, resulting in the execution of the Restructuring Support Agreement on July 24, 2019, by the Debtors and holders of approximately 99.3% of the outstanding Secured Notes, 100% of the 2019 Term Loans and 73.6% of the Unsecured Notes.

The Restructuring Transactions embodied in the Plan contemplated by the Restructuring Support Agreement will significantly reduce the Debtors’ funded-debt obligations, result in a stronger balance sheet for the Debtors, and maximize recoveries to all stakeholders.

B.	The Plan.

The Plan contemplates the following key terms, among others described herein and therein:

1.	General Settlement of Claims and Causes of Action.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion, proposed by the Debtors and joined by the Supporting Noteholders, to approve the good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

2.	Issuance and Distribution of New Stock[8]

All Existing Interests shall be cancelled on the Effective Date and Reorganized Bristow Parent shall issue the New Stock to Holders of Claims and Interests entitled to receive New Stock pursuant to the Plan, the Rights Offering, the DIP Order, or the Backstop Commitment Agreement (including the Backstop Commitment Fee and the Equitization Consent Fee), in each case in the proportions set forth in the Restructuring Support Agreement to the Plan. The issuance of New Common Stock and the New Preferred Stock shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or the Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All New Common Stock and the New Preferred Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. All distributions of New Common Stock shall be made in accordance with all applicable regulatory requirements including with respect to any limitations on foreign ownership of the New Common Stock. Accordingly, in no event will Non-U.S. Citizens be entitled to (i) own in the aggregate more than twenty-four and nine-tenths percent (24.9%) of the total number of outstanding shares of New Common Stock and New Preferred Stock and (ii) to the extent not prohibited by the U.S. Department of Transportation, own in the aggregate more than forty-nine percent (49%) of the total New Stock; provided, however, and regardless of any conversion of New Preferred Stock, that in no

[8]

[Note: The Plan shall be revised prior to solicitation to include the use of warrants to the extent necessary to ensure that the Reorganized Debtors are in compliance with the requirements of 49 U.S.C. § 40102(a), and such revisions shall be deemed to be consistent with the terms of the Restructuring Support Agreement and the Backstop Commitment Agreement.]

event shall Non-U.S. Citizens who are not citizens of a country that is party to a “open skies” agreement (which countries are listed at https://www.transportation.gov/policy/aviation-policy/open-skies-agreements-being-applied) be entitled to own in the aggregate more than twenty-four and nine-tenths percent (24.9%) of the New Stock.

On the Effective Date, Reorganized Bristow Parent and all Holders of the New Common Stock and/or New Preferred Stock then outstanding shall be deemed to be parties to the New Shareholders’ Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such Holder. On the Effective Date, the New Shareholders’ Agreement shall be binding on the Reorganized Debtors and all parties receiving, and all Holders of, the New Common Stock and/or the New Preferred Stock.

3.	The Rights Offering.

The Debtors or Reorganized Debtors, as applicable, shall allocate the Subscription Rights for the Rights Offering to the Rights Offering Offerees as set forth in the Plan and the Rights Offering Procedures. Pursuant to the Backstop Commitment Agreement, the Rights Offering Procedures, and the Plan, the Rights Offering shall be open to all Rights Offering Participants.

Upon exercise of the Subscription Rights by the Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement, the Rights Offering Procedures, and the Plan, the Reorganized Debtors shall be authorized to issue the New Stock in accordance with the Plan, the Backstop Commitment Agreement, and the Rights Offering Procedures.

Pursuant to the Backstop Commitment Agreement, the Backstop Commitment Parties shall purchase any Rights Offering Shares not subscribed to by Rights Offering Participants as set forth in the Backstop Commitment Agreement. On the Effective Date, the rights and obligations of the Debtors under the Backstop Commitment Agreement shall vest in the Reorganized Debtors.

The Rights Offering will be comprised of the 1145 Rights Offering and the 4(a)(2) Rights Offering. The Rights Offering will be conducted on a Pro Rata basis in reliance upon one or more exemptions from registration under the Securities Act, which will include the exemption provided in section 1145 of the Bankruptcy Code to the fullest extent available and, to the extent such exemption is not available (and with respect to the New Common Stock, only in the proportion required to preserve the availability of such exemption under section 1145 of the Bankruptcy Code), the exemption from registration set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder or another available exemption from registration under the Securities Act.

In addition, on the Distribution Date, New Stock in an amount equal to the Backstop Commitment Fee shall be distributed to the Backstop Commitment Parties under and as set forth in the Backstop Commitment Agreement.

4.	The Exit Facility, the Amended and Restated 2019 Term Loan Facility, the New PK Air Note and the New Macquarie Note

On the Effective Date, the applicable Reorganized Debtors shall enter into (a) either the Exit Facility Documents or the Amended and Restated 2019 Term Loan Documents, as applicable, and (b) the New PK Air Note and the New Macquarie Note, including any documents required in connection with the creation or perfection of Liens in connection therewith. The Confirmation Order shall include approval of (a) either (i) the Exit Facility and the Exit Facility Documents or (ii) the Amended and Restated 2019 Term Loan Facility and the Amended and Restated 2019 Term Loan Documents, as applicable and (b) the New PK Air Note and the New Macquarie Note, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into, execute, and perform under (a) either the Exit Facility Documents or the Amended and Restated 2019 Term Loan Documents, as applicable, and (b) the New PK Air Note and the New Macquarie Note, and all related documents and agreements to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

(a) Either the Exit Facility Documents or the Amended and Restated 2019 Term Loan Documents, as applicable, and (b) the New PK Air Note and the New Macquarie Note, shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to either (a) the Exit Facility Documents or the Amended and Restated 2019 Term Loan Documents, as applicable, and (b) the New PK Air Note and the New Macquarie Note, are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to any Claims, Causes of Action, avoidance, reduction, recharacterization, subordination (whether contractual or otherwise), cross claim, disallowance, impairment, objection, or challenges under any applicable law or regulation by any Person for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law.

The lenders under the Exit Facility or the Amended and Restated 2019 Term Loan Facility, as applicable, and the New PK Air Note and the New Macquarie Note, shall have valid, binding, and enforceable Liens on the Collateral (or other property identified as “Collateral” therein) specified in, and to the extent required by, the Exit Facility Documents or the Amended and Restated 2019 Term Loan Documents, as applicable, the New PK Air Note and the New Macquarie Note, as applicable. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to either the Exit Facility Documents or the Amended and Restated 2019 Term Loan Documents, as applicable, are granted in good faith as an inducement to the lenders under either the Exit Facility or the Amended and Restated 2019 Term Loan Facility, as applicable, to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, recharacterization, or subordination (whether contractual or otherwise) for any purposes whatsoever, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Facility Documents or the Amended and Restated 2019 Term Loan Documents, as applicable. The Reorganized Debtors and the persons and entities granted such Liens are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens to third parties.

5.	Releases.

The Plan contains certain releases (as described more fully in Article III.K of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Plan?,” which begins on page 12), including releases among the Debtors, Reorganized Debtors, and certain of their key stakeholders. Additionally, all Holders of Claims or Interests that do not opt-out of the releases and do not file an objection with the Bankruptcy Court in the Chapter 11 Cases that expressly objects to the inclusion of such Holder as Releasing Party under the provisions contained in Article VIII of the Plan will be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties.

6.	Insurance Policies.

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim or Claim for Cure Costs need be Filed, and shall survive the Effective Date.

On or before the Effective Date, the Debtors shall purchase and maintain tail coverage under the D&O Liability Insurance Policies for the six-year period following the Effective Date on terms no less favorable than under, and with an aggregate limit of liability no less than the aggregate limit of liability under, the existing D&O Liability Insurance Policies. In addition to such tail coverage, the D&O Liability Insurance Policies shall remain in place in the ordinary course during the Chapter 11 Cases.

V.	OVERVIEW OF THE COMPANY, THE DEBTORS AND THEIR BUSINESSES.

BGI is a publicly held international aviation services company. Its common stock traded on the NYSE under the ticker “BRS” until May 13, 2019. The Company has a long history in industrial aviation services through Bristow Helicopters Limited (“BHL”) and Offshore Logistics, Inc., which were founded in 1955 and 1969, respectively. Headquartered in Houston, the Company currently employs approximately 3,000 individuals around the world.

A.	The Company’s Businesses.

Based on the number of aircraft operated, the Company is the leading global industrial aviation services provider operating through the Debtors and their non-Debtor affiliates. It has major transportation operations in the North Sea, Nigeria, the U.S. Gulf of Mexico, and most of the other major offshore energy producing regions of the world, including Australia, Brazil, Canada, Guyana and Trinidad. The Company derives its revenue primarily from industrial aviation services provided to offshore energy production companies, as well as from private and public SAR services.

The Company has a broad client base of major integrated, national and independent offshore energy companies. Its clients charter the Company’s helicopters primarily to transport personnel between onshore bases and offshore production platforms, drilling rigs and other installations. To a lesser extent, the Company’s clients also charter its helicopters to transport time-sensitive equipment to these offshore locations. These clients’ operating expenditures are the principal source of the Company’s revenue from the oil and gas production sector, while their exploration and development capital expenditures provide a lesser portion of the Company’s revenue.

The Company also provides SAR services to the public and private sectors. Its most significant customer for this business is the Maritime & Coastguard Agency (the “MCA”), an executive agency of the United Kingdom, for which BHL—a non-Debtor indirect consolidated affiliate of BGI—operates SAR services throughout the U.K. together with certain other non-Debtor indirect affiliates of BGI. The Company operates from ten coastguard helicopter bases around the U.K. on behalf of Her Majesty’s

Coastguard to respond to all SAR incidents for the whole of the U.K. through a contract between BHL and the MCA (the “U.K. SAR Contract”). The Company also provides private sector SAR services in Australia, Canada, Norway, Trinidad and the United States. Clients for SAR services include both oil and gas industry participants and governmental agencies.

The Company engages in a wide array of global aircraft support services primarily in support of the Company’s global operations and to a lesser extent third parties who contract with us for those services. The aircraft support services include aircraft maintenance services and various training services. The Company provides its aircraft maintenance services, including component overhauls, design services and production, primarily from facilities located in New Iberia, Louisiana, Redhill, England and Aberdeen, Scotland. Parts and services for the Company’s aircraft support services operations are sourced internationally.

Finally, the Company provides and has provided regional fixed wing scheduled and charter services primarily in Australia and the U.K. through certain of its affiliates, including Capiteq Pty Limited, a wholly-owned, non-Debtor subsidiary of Bristow Helicopters Australia Pty Ltd. (operating under the name of Airnorth) (“Airnorth”), and Eastern Airways International Limited (“Eastern”), a previously wholly-owned, non-Debtor subsidiary of BHL.9

B.	The Company’s Strengths.

Notwithstanding the state of its industry (described further below) and the need to restructure its balance sheet, the Company is well positioned to continue building on its strengths, including:

•

Safety—Safety is the Company’s number one focus and core to its culture. The Company continually strives to improve its safety systems and processes to allow the business to become even safer and to build confidence in the industry and among its regulators with respect to the safety of helicopter transportation globally.

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Leading Market Position—The Company is a market leader in the major offshore oil and gas regions of the world. While those markets have remained weak due to volatile energy markets, the Company’s industry-leading safety culture and performance, as well as its size and scale, give it a competitive advantage relative to smaller, regional competitors. Unlike regional players, the Company is able to provide aircraft and flight services in support of the global operations of its international oil and gas clients. Further, the Company’s global SAR business provides unique and complementary diversification as discussed below.

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SAR and Differentiation—The Company’s global SAR business provides it with meaningful diversification. In fact, the Company provides SAR services as a core part of its helicopter services in most of the countries in which it operates. Since 1971, Bristow has flown more than 65,000 SAR operational hours and conducted more than 20,100 SAR missions, during which more than 10,700 people have been rescued or assisted by its crews and helicopters worldwide.

[9]

On May 10, 2019, BHL completed the sale of all of the shares of Eastern to Orient Industrial Holdings Limited (“OIHL”), an entity affiliated with Mr. Richard Lake, pursuant to a Sale and Purchase Agreement. Pursuant to this agreement and related agreements, BHL contributed approximately £17.1 million to Eastern as working capital, OIHL acquired Eastern, BHL retained its controlling ownership of the shares in Humberside International Airport Limited (“Humberside Airport”) that it previously held through Eastern and certain intercompany balances between BHL and Eastern were written off. As a result of the transaction, OIHL now owns and operates Eastern, which had previously operated as a separate unit within the Company, and BHL maintains its controlling interest in Humberside Airport, from which it provides U.K. search and rescue services.

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World Class Fleet—Since the beginning of fiscal year 2008, the Company has invested in significant capital expenditures to grow its business. This investment was primarily in new-technology medium and large commercial helicopters to support client needs. As a result, a substantial portion of the Company’s fleet is comprised of next-generation aircraft. The Company is well positioned to take advantage of commercial opportunities in any offshore market worldwide. The fleet in respect of each of the Debtor entities is summarized[10] as follows:

C.	Operations by Region.

The Company conducts its operations primarily in four regions: Europe Caspian, Africa, Americas and Asia Pacific.

1.	Europe Caspian.

The Company operates in the Europe Caspian region from four bases in the U.K. and four bases in Norway. Offshore production facilities in the northern North Sea and Norwegian North Sea—where there are harsh weather conditions—are large and require frequent crew change flight services. The Company’s North Sea operations are subject to seasonality as drilling activity is lower during the winter months due to harsh weather and shorter days. This is also the region from which the Company derives the majority of its SAR revenue, including under the U.K. SAR Contract. In Turkmenistan, the Company operates through a 51% interest in Turkmenistan Helicopters Limited, which provides industrial aviation services to an international offshore energy company from a single location.

[10]	Leased aircraft in the Debtor aircraft chart refer to third-party leases only.

2.	Africa.

Most of the aircraft in the Company’s Africa region operate in Nigeria, where the Company is the largest provider of industrial aviation services to the offshore energy industry. The Company has historically deployed a combination of small, medium and large aircraft in Nigeria and services a client base comprised mostly of major integrated offshore energy companies. The Company has four operational bases in Nigeria: one in Lagos, one in Eket and two in Port Harcourt. The marketplace for the Company’s services had historically been concentrated predominantly in the oil rich swamp and shallow waters of the Niger Delta area, but more recently, the Company has been undertaking work further offshore in support of deep-water exploration. Operations in Nigeria are subject to seasonality and are particularly affected between the end of December and the middle of February when heavy amounts of dust in the air can severely limit visibility, rendering the Company’s aircraft unable to operate. In Nigeria, the Company also provides fixed wing transportation services principally for oil and gas industry customers. Finally, the Company owns a 25% interest in Petroleum Air Services, an Egyptian corporation which provides helicopter and fixed wing transportation to the offshore energy industry from multiple locations.

3.	Americas.

The Company is one of the largest suppliers of industrial aviation services in the U.S. Gulf of Mexico, where it operates from three facilities along the coast. The Company’s clients in this region are primarily offshore energy companies. The shallow water platforms in the U.S. Gulf of Mexico are typically unmanned and serviced by small aircraft. The deep-water platforms are serviced by medium and large aircraft. The Company’s strengths in this region include its advanced flight-following systems and widespread strategically located offshore fuel stations. The Company also operates a SAR base at the South Lafourche Airport in Galliano, Louisiana, from which it provides SAR and medical evacuation services to oil and gas operators.

In Trinidad and Guyana, the Company provides industrial aviation services, including SAR services, for clients that are primarily engaged in offshore energy activities.

In Canada, the Company owns a 40% economic interest in Cougar Helicopters Inc. (“Cougar”). Cougar’s operations are primarily focused on serving the offshore oil and gas industry off Canada’s Atlantic coast. The Company leases seven large helicopters and four shore-based facilities to Cougar, including state-of-the-art helicopter passenger, maintenance and SAR facilities located in Newfoundland and Labrador.

The Company also owns a 41.9% economic interest in Líder Táxi Aéreo S.A. (“Líder”), a provider of helicopter and corporate aviation services in Brazil. Líder operates through five primary operating units: helicopter service, maintenance, chartering, ground handling and aircraft sales, and provides commercial SAR and medical evacuation services to the oil and gas industry. Líder has a vast network of bases located strategically in Brazil.

4.	Asia Pacific.

The Company operates in Australia from three bases located in the vicinity of the major offshore energy exploration and production fields in the North West Shelf, the Browse and Carnarvon basins of Western Australia and the Bass Straits in Victoria. The Company’s clients in this region are primarily major integrated offshore energy companies. Additionally, the Company provides SAR and medical evacuation services to the oil and gas industry in Australia. Bristow Helicopters Australia Pty Ltd. owns a 100% interest in Airnorth, a regional fixed wing operator that provides both charter and scheduled services targeting the energy and mining industries.

D.	The Debtors’ Prepetition Corporate and Capital Structure.

BGI, the parent company of the other Debtors, is a Delaware corporation, and each of the other Debtors in these Chapter 11 Cases is a direct or indirect wholly-owned subsidiary of BGI. The Debtors’ corporate organization is depicted on the chart attached hereto as Exhibit C.

The Company estimates its total liabilities as of the Petition Date, including liabilities of non-Debtors subject to guarantees from BGI and/or other of the Debtors, were in excess of $1.7 billion. The Debtors’ debt capital structure is summarized by the following table and described in more detail below:

Obligation	Priority Against Debtors[11]	Amount[12]
2019 Secured Term Loan	Secured	$75 million
8.75% Senior Secured Notes due 2023	Secured	$350 million
6.25% Senior Notes due 2022	Unsecured	$402 million
4.50% Convertible Senior Notes due 2023	Unsecured	$144 million
Lombard Debt (U.S. & U.K.)	Secured	$183 million
Macquarie Debt	Secured	$171 million
PK Air Debt	Secured	$210 million
Third-Party Aircraft Lease Obligations	Unsecured[13]	$185 million
General Unsecured Claims	Unsecured	$25 million

1.	Funded Indebtedness.

(i)	2019 Secured Term Loan.

On May 10, 2019, Debtor BGI as borrower, and its non-Debtor subsidiary Bristow Holdings Company Ltd. III (Cayman Islands) (“BHC III”) as a co-borrower, entered into a Term Loan Credit Agreement with members of the Secured Notes Ad Hoc Group as lenders, and Ankura Trust Company, LLC as administrative agent, for a new senior secured term loan of $75 million (the “2019 Term Loan”) and BGI and BHC III borrowed the full amount thereunder on such date. The 2019 Term Loan is secured by a junior lien on certain collateral that secures the first lien Secured Notes, plus new first priority liens on previously unencumbered assets of the obligors under the 2019 Term Loan, including certain aircraft and 35% of the equity interests in certain of BGI’s first-tier foreign subsidiaries (the remaining 65% of the equity interests in such entities have been previously pledged under the Secured Notes), and by certain other assets, including 100% of the equity of BHC III, Bristow International Panama S. de RL and two newly formed special-purpose vehicles. The 2019 Term Loan is guaranteed by each of the Debtors other than Bristow Equipment Leasing Ltd. (and in the case of BGI, with respect to the obligations of BHC III), and by certain non-Debtor subsidiaries.

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The table is for illustration and summary purposes only. The Debtors do not admit to the validity, priority and/or allowance of any claim, lien or interest in property and reserve rights in relation to such issues (without limiting any stipulation in the interim or final orders approving the Debtors use of cash collateral or the DIP Facility). A material portion of the above-listed debt is guaranteed by BGI on an unsecured basis. BGI has also guaranteed on an unsecured basis the obligations of certain non-Debtor affiliates under the BALL Lombard Credit Facility and the ABL Facility.

[12]	The amounts tabulated above reflect the outstanding principal amounts owed as of the Petition Date, and do not include accrued and unpaid interest, fees, premiums or other related claims.
[13]	Third-party aircraft lease obligations are unsecured, except with regard to certain leases with Milestone Aviation Group affiliates, as beneficial owners, as further described below.

(ii)	8.75% Senior Secured Notes due 2023.

BGI, as issuer, is party to that certain Indenture, dated as of March 6, 2018, with U.S. Bank National Association, as trustee and as collateral agent, pursuant to which BGI issued the 8.75% Senior Secured Notes due 2023 (the “Secured Notes”) in the aggregate principal amount of $350 million. The Secured Notes are guaranteed by Bristow Helicopters Inc., BHNA Holdings Inc., Bristow U.S. Leasing LLC, Bristow Alaska Inc. and Bristow U.S. LLC, each of which is a Debtor (each, a “Guarantor Subsidiary” and together, the “Guarantor Subsidiaries”), and are secured by first priority security interests on substantially all of the tangible and intangible personal property of BGI and the Guarantor Subsidiaries, except for certain Excluded Assets as defined in the Indenture, certain assets of Bristow U.S. Leasing LLC (“BULL”), a Guarantor Subsidiary, serving as collateral under the BULL Lombard Credit Agreement and certain assets of Bristow U.S. LLC (“BUS”), a Guarantor Subsidiary, serving as collateral under the Macquarie Credit Agreement. As of the Petition Date, there was outstanding under the Secured Notes an aggregate principal amount of approximately $350 million, plus accrued and unpaid interest, fees, and other amounts. The Secured Notes bear interest at a rate of 8.75% per annum, with interest payable on March 1 and September 1, and mature on March 1, 2023.

(iii)	6.25% Senior Notes due 2022.

On October 12, 2012, BGI issued 6.25% Senior Notes due 2022 (the “6.25% Senior Notes”) in the aggregate principal amount of $450 million. The 6.25% Senior Notes are unsecured obligations of BGI and are guaranteed by each of the Guarantor Subsidiaries. As of the Petition Date, there was outstanding under the 6.25% Senior Notes an aggregate principal amount of $402 million, plus accrued and unpaid interest, fees, and other expenses. The 6.25% Senior Notes bear interest at a rate of 6.25% per annum, payable on April 15 and October 15, and mature on October 15, 2022.

(iv)	4.50% Convertible Notes due 2023.

On December 18, 2017, BGI issued approximately $144 million of 4.50% Convertible Senior Notes due 2023 (the “Convertible Notes” and, together with the 6.25% Senior Notes, the “Unsecured Notes”). The Convertible Notes are unsecured obligations of BGI and guaranteed by each of the Guarantor Subsidiaries. As of the Petition Date, there was outstanding under the Convertible Notes an aggregate principal amount of $144 million, plus accrued and unpaid interest, fees, and other expenses. The Convertible Notes bear interest at a rate of 4.50% per annum, payable on June 1 and December 1 and mature on June 1, 2023.

2.	Debtor Equipment Finance Credit Facilities.

(i)	Lombard Term Loan—Bristow U.S. Leasing LLC.

On November 11, 2016, BULL, a wholly-owned Debtor subsidiary of BGI, entered into a seven-year British pound sterling funded secured equipment term loan agreement, under which Lombard North Central PLC, a part of the Royal Bank of Scotland, agreed to provide a term loan for an aggregate principal amount of $109.9 million, U.S. dollar equivalent (the “BULL Lombard Debt” and, as amended, restated, supplemented or otherwise modified from time to time, the “BULL Lombard Credit Agreement”).14 The

[14]	The BULL Lombard Credit Agreement was entered into in connection with the BALL Lombard Credit Agreement (described below).

BULL Lombard Debt funded in December 2016 and the proceeds from this financing were used to purchase three SAR aircraft utilized in connection with the U.K. SAR Contract. The BULL Lombard Debt is secured by the three SAR aircraft and other personal property related to such aircraft and more fully described in the BULL Lombard Credit Agreement and related loan and security documents.

As of the Petition Date, there was outstanding under the BULL Lombard Credit Agreement an aggregate principal amount of approximately $100 million, plus accrued and unpaid interest, fees, and other amounts. As of July 31, 2019, the principal amount outstanding is approximately $92 million. The BULL Lombard Debt bears interest at a rate at LIBOR plus 2.25% per annum. The BULL Lombard Debt was funded in December 2016 and matures in December 2023. The BULL Lombard Debt is guaranteed by BGI on an unsecured basis.

(ii)	Macquarie Term Loan Credit Agreement.

On February 1, 2017, BUS, a wholly-owned Debtor-subsidiary of BGI, entered into a term loan credit agreement for a $200 million five-year secured equipment term loan with the several banks, other financial institutions and other lenders from time to time party thereto and Macquarie Bank Limited, as administrative agent and security agent (the “Macquarie Debt” and, as amended, restated, supplemented or otherwise modified from time to time, the “Macquarie Credit Agreement”). The Macquarie Debt is secured by 20 aircraft owned by BUS and other personal property related to such aircraft and more fully described in the Macquarie Credit Agreement and related loan and security documents.

As of the Petition Date, there was outstanding under the Macquarie Credit Agreement an aggregate principal amount of approximately $171 million, plus accrued and unpaid interest, fees, and other amounts. As of July 31, 2019, the principal amount outstanding is approximately $167.5 million. Borrowings under the Macquarie Debt bear interest at a rate of LIBOR plus 5.35% per annum. The Macquarie Debt was funded on March 7, 2017 and matures in March 2022. The Macquarie Debt is guaranteed by BGI on an unsecured basis.

(iii)	PK Air Credit Facility.

On July 17, 2017, Bristow Equipment Leasing Ltd. (“BELL”), a Debtor indirect consolidated affiliate of BGI, entered into a term loan credit agreement with PK AirFinance S.à r.l. (“PKA”), as agent, and PK Transportation Finance Ireland Limited, as lender, and other lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “PK Air Credit Agreement”), which provided for commitments in an aggregate amount of up to $230 million to make up to 24 term loans, each of which is in respect of an aircraft to be pledged as collateral for all of the term loans (the “PK Air Debt”). The financing was funded in two tranches in September 2017. The term loans are secured by substantially all of the assets of BELL, including 24 aircraft, and a pledge by debtor BriLog Leasing Ltd (“BriLog”), the direct parent of BELL, of BriLog’s equity interest in BELL.

As of the Petition Date, there was outstanding under the PK Air Credit Agreement an aggregate principal amount of approximately $210 million, plus accrued and unpaid interest, fees and other amounts. As of July 31, 2019, the principal amount outstanding is approximately $206 million    Each term loan bears interest at a rate equal to, at BELL’s option, a floating rate of one-month LIBOR plus a margin of 5% per annum, subject to certain costs of funds adjustments, or a fixed rate based on a notional interest rate swap, plus the applicable margin. Principal and interest for each term loan comprising the PK Air Debt is payable monthly in arrears starting on the seventh month following the date of the initial borrowing of such term loan, with a final payment of 53% of the initial amount of such term loan due on the 70th month following the date of the borrowing of such term loan. The PK Air Debt is guaranteed by BGI on an unsecured basis.

Additionally, in connection with BELL’s entry into the PK Air Credit Agreement, BELL guaranteed certain of BriLog’s lease obligations to entities affiliated with or beneficially owned by Milestone Aviation Group (“MAG”), an affiliate of PKA, up to a cap. In general terms, MAG asserts that cap is the lesser of: (a) the present value of MAG operating leases as of the most recent practicable date and (b) the greater of $40 million and 3.5% of the consolidated net tangible assets of BGI and its subsidiaries. BELL’s guaranty of BriLog’s MAG lease obligations, up to the cap, are purported to be secured obligations under the PK Air Credit Agreement and related security documents.

3.	Non-Debtor Credit Facilities Guaranteed by BGI.

(i)	ABL Facility.

Bristow Norway AS (“BNAS”), the holder of an aircraft operating certificate (“AOC”) in Norway, and BHL, the holder of an AOC in the U.K. and the contractor under the U.K. SAR Contract—both of which are non-Debtor indirect consolidated affiliates of BGI—(the “ABL Borrowers”) are parties to that certain ABL Facilities Agreement, dated April 17, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Agreement”), with (i) Barclays Bank PLC and Credit Suisse AG, Cayman Island Branch, as arrangers and bookrunners, (ii) Barclays Bank PLC as agent, issuing bank, security agent and swingline lender, and (iii) the several branches, other financial institutions and other lenders from time to time party thereto. The ABL Agreement provides for an asset-backed revolving credit facility (the “ABL Facility”) in an aggregate amount of up to $75 million15 and is secured by certain accounts receivable owing to the ABL Borrowers and the deposit accounts into which payments on such receivables are deposited.

As of the Petition Date, there was outstanding under the ABL Facility an aggregate principal amount of approximately $15 million, plus accrued and unpaid interest, fees, and other amounts, all on account of outstanding letters of credit. The ABL Facility bears interest at a floating rate that varies based upon the level of utilization of the facility and matures on December 14, 2021, subject to certain early maturity triggers. Extensions of credit under the ABL Agreement are guaranteed by BGI on an unsecured basis.

(ii)	Lombard Term Loan—Bristow Aircraft Leasing Limited.

On November 11, 2016, Bristow Aircraft Leasing Limited (“BALL”), a non-Debtor indirect consolidated affiliate of BGI, entered into a seven-year British pound sterling funded secured equipment term loan agreement (as amended, restated, supplemented or otherwise modified from time to time, the “BALL Lombard Credit Agreement”), under which Lombard North Central PLC, a part of the Royal Bank of Scotland, agreed to provide a term loan for an aggregate principal amount of $90.1 million U.S. dollar equivalent (the “BALL Lombard Debt”). The proceeds from this financing (the “BALL Lombard Credit Facility”) were used to purchase five SAR aircraft utilized in connection with the U.K. SAR Contract.

As of the Petition Date, there was outstanding under the BALL Lombard Credit Agreement an aggregate principal amount of approximately $83 million, plus accrued and unpaid interest, fees, and other amounts. As of July 31, 2019, the principal outstanding amount is approximately $76 million. The BALL Lombard Debt bears interest at a rate of LIBOR plus 2.25% per annum. It was funded in January 2017 and matures in January 2024.

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The maximum amount of the ABL Facility may be increased from time to time to a total of as much as $100 million, subject to the satisfaction of certain conditions, and any such increase would be allocated between the ABL Borrowers.

The BALL Lombard Debt is secured by, among other things, five aircraft that are owned by BALL and leased to BHL that are used to service the U.K. SAR Contract. The BALL Lombard Debt is guaranteed by BGI and BULL on an unsecured basis.

4.	Aircraft Leases.

The Company operates its fleet globally, with each aircraft being operated by a local AOC-holding entity. The AOC holder in turn contracts with customers for service in the applicable jurisdiction. In the ordinary course of business, the Company deploys aircraft that it owns or leases to the operating jurisdiction under lease and sub-leasing arrangements. Except for one third-party aircraft lease with BNAS, four third-party aircraft leases with Airnorth and four third-party aircraft leases with BALL, all of the Company’s third-party aircraft leases are with either BUS or BriLog, in each case such Debtor serving as lessee.

5.	General Unsecured Creditors.

In addition, Debtors have general unsecured liabilities, including litigation claims, some of which have been liquidated and other amounts that are contingent and disputed. As of the Petition Date, the Debtors estimate that they owed approximately $25 million in the aggregate to unpaid trade and other general unsecured creditors, subsequently updated to a range between $35.0 million to $60.0 million. The Debtors have paid certain of these prepetition unsecured claims pursuant to authority under orders issued by the Bankruptcy Court granting the First Day Motions.

6.	Equity Ownership.

Prior to the Petition Date, BGI’s existing common stock was publicly-traded on the NYSE under the ticker symbol BRS. The share price of BGI’s existing common stock has steadily declined over the past several years, as depicted below:

On May 1, 2019, BGI was notified by the NYSE that the average closing price of its existing common stock over a prior 30 consecutive day trading period was below $1.00 per share, which is the minimum average closing price per share required to maintain listing on the NYSE. On May 13, 2019, the NYSE delisted BGI’s existing common stock as a result of the filing of the Chapter 11 Cases. Since May 14, 2019, the existing common stock has been trading on the OTC Pink Marketplace maintained by the OTC Markets Group, Inc. under the symbol “BRSWQ.”

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS.

A.	Current Market Conditions in the Helicopter Services Industry.

A substantial portion of the Company’s revenue is derived from clients in the oil and gas industry. The steep decline in energy commodity prices that began in mid-2014 and the continued volatility in the global oil and gas industry have presented substantial difficulties for helicopter service providers. Oversupply of oil, together with weakening demand, have greatly impacted capital expenditures for exploration and production activities. These factors have led to a substantial number of oil-and-gas-related bankruptcies over the last four years.

Over that same period, shifts in technology for energy exploration, development and production, in the form of onshore hydraulic fracturing and shale development, has yielded an increased supply of oil and gas in the market. This increase in U.S. onshore production in recent years resulting from onshore hydraulic fracturing activity and shale development has had a negative impact on the price of oil and the demand for our services.

As a result of the prolonged energy downturn and the increase in onshore production, the Company’s clients have significantly reduced the number of their offshore exploration projects, offshore production operations and related expenditures. This has reduced their demand for helicopter services, and thus revenue to the Company’s oil and gas business operations. For example, from fiscal year 2015 to fiscal year 2019 the Company’s revenue from its oil and gas business declined by approximately 40%. Declines in revenue and demand have been experienced across the Company’s industry, resulting in an oversupply of aircraft in the market, further depressing margins and revenue.

In addition to these pressures, the number of service providers in key regions where the Company operates has increased in the last few years. This increased competition—including in Australia, the North Sea and the U.S. Gulf of Mexico—has further depressed revenues and margins. In sum, the scope and volume of helicopter services demanded by the market has greatly contracted, while the overall level of competition has increased.

The effects of these pressures have been felt by nearly all companies in the helicopter service industry. The excess supply of helicopters in the market has lowered utilization rates and profitability. This has required helicopter operators, like their clients, to implement their own cost-cutting initiatives, by reducing fleet sizes, requesting concessions and waivers from lessors and lenders, and exploring strategic alternatives. Including the Debtors’ Chapter 11 Cases, there have been five large chapter 11 proceedings involving helicopter services and leasing companies in the last few years, including, In re PHI Inc. (Bankr. N.D. Tex., Case No. 19-30932), In re Waypoint Leasing Holdings Ltd. (Bankr. S.D.N.Y, Case No. 18-13648), In re CHC Group Ltd. (Bankr. N.D. Tex., Case No. 16-31854), and In re Erickson Inc. (Bankr. N.D. Tex., Case No. 16-34393).

B.	The Company’s Responses to Market Challenges.

Like many of its competitors and other service providers to oil and gas exploration and production companies, the Company responded to the constraints described above by implementing cost efficiencies both in its global operations as well as in its corporate headquarters, comprehensively reviewing operational and commercial dealings, exploring value-additive acquisitions and dispositions, and developing strategic initiatives. Notwithstanding the challenges the Company faced, the one advantage it had was that it had no pressing maturity wall of debt coming due and had material unencumbered assets. The Company accordingly pursued a strategy of maximizing liquidity and financial flexibility through asset-level borrowings and secured equipment lease transactions. Together with revenues from operations, this additional liquidity allowed the Company to service debt, provided a runway to maintain operations through the downturn, and be poised to gain market share when the offshore oil and gas market recovered. For example, on December 18, 2017, BGI issued the Convertible Notes and raised approximately $144 million and on March 6, 2018, BGI issued the Secured Notes and raised approximately $350 million.

The Company also improved its liquidity by implementing several wide-ranging cost reduction initiatives. First, the Company proactively reduced operating expenses and strategically deferred certain capital outlays.16 Second, the Company focused on reducing general and administrative costs; indeed, from fiscal years 2015 to 2019 the Company reduced general and administrative costs by approximately 40%. Additionally, the Company reduced or terminated cash incentive awards for executives and other employees.17 Lastly, in August 2017, the Company suspended its quarterly dividend, saving approximately $10 million annually.18

Ultimately, however, given the continuing challenges in the offshore oil and gas industry and other matters impacting on liquidity, the rate at which the Company’s cash position was declining began to increase, and it became necessary for the Company to evaluate its strategic alternatives. The fundamental shifts in the energy markets and in particular, offshore drilling with the growing importance of unconventional onshore resources, have required the Company to re-think its strategic business plan and to restructure with an eye toward an inevitable consolidation in the market for helicopter services. While the Company has maintained its leading market share, industry demand has declined precipitously, rendering existing business models unsustainable and creating substantial overcapacity in the marketplace.

C.	The Columbia Transaction.

On November 9, 2018, the Company announced that it had entered into a stock purchase agreement (the “SPA”) to acquire 100% of the equity in Columbia Helicopters, Inc. (“Columbia”), a privately-held, global provider of heavy-lift helicopter services for $560 million. This combination was expected to have significant benefits for the Company, including a more diversified fleet and market presence, a broader customer base, achievable synergies, and an improved financial position through an overall reduction in net leverage and an increase in contracted, stable revenue. The additional heavy-lift aircraft would have considerably expanded the Company’s opportunities in certain market segments, including defense, firefighting and forestry.

The Company ultimately determined, however, that the Columbia transaction could not be consummated, and on February 11, 2019, the Company and Columbia mutually terminated the SPA. The Company paid Columbia a $20 million termination fee as provided in the SPA, and the Company, Columbia and certain of Columbia’s shareholders entered into a Termination Agreement dated February 11, 2019, pursuant to which the parties exchanged broad mutual releases.

[16]

For example, the Company worked with original equipment manufacturers (“OEMs”) to defer approximately $190 million of capital expenditures relating to fiscal years 2018 to 2020 into fiscal years 2020 and beyond, and more recently deferred approximately $110 million in capital expenditures for fiscal years 2019 to 2023 into fiscal years 2024 and beyond. In fiscal year 2018, the Company achieved approximately $136 million in cost recoveries from OEMs. The Company also returned certain aircraft leased from third parties to reduce aircraft rent expenses.

[17]

For example, the compensation committee of the board cancelled and terminated annual incentive cash awards for fiscal year 2016, chose to fund only 30% of the overall targeted amount of annual incentive cash awards for fiscal year 2017, and did not make any other changes to replace the cancelled and reduced annual cash incentive awards for each of fiscal years 2016 and 2017.

[18]	In 2015, the Company paid approximately $45 million in cash dividends.

D.	Financial Reporting and Related Issues.

On February 11, 2019, the Company announced that it would be delayed in filing its quarterly report with the SEC for the quarter ended December 31, 2018. This delay resulted from the identification of a control deficiency related to the Company’s processes for monitoring compliance with certain non-financial covenants in certain of the Company’s secured financing and helicopter lease agreements. Management concluded that the Company did not have adequate monitoring control processes in place related to non-financial covenants within certain of its secured financing and lease agreements. The deficiency was identified as a result of a determination by management that certain pledged and leased helicopter engines were not matched to specific pledged or leased helicopter airframes or returned to such airframes within specified periods as is required by the respective financing and lease agreements. The Company’s practice in respect of the removal and replacement of engines was consistent with industry practice, and consistent with the highest of maintenance and safety standards. Nevertheless, management determined that technical breaches of non-financial covenants and lease terms may have occurred, and that the control deficiency represented a “material weakness” in internal control over financial reporting. The engine issues management detected had already been cured or were promptly cured or waived upon identification and involved only a small subset of the Company’s helicopter engines.

Under applicable securities law, BGI was required to file amendments to its annual report for the fiscal year ended March 31, 2018 and to its quarterly reports for the quarters ended June 30, 2018 and September 30, 2018 to include further discussion of the material weakness. The material weakness matter required significant time and effort from management to demonstrate the Company’s compliance with non-financial covenants in certain of its debt and lease agreements at March 31, 2018 and subsequent interim periods. In connection with the issuance of a revised report regarding the Company’s internal control over financial reporting, KPMG LLP (“KPMG”)19 undertook certain other procedures it deemed necessary in order to issue such a revised report, including a reconsideration of previously concluded upon audit and review matters. Management devoted significant time and effort to provide additional supporting documentation to KPMG to facilitate the completion of those additional procedures by KPMG, which did not result in a material change in conclusions from those previously reached.

E.	Changes in Senior Management.

The Company has recently transitioned to different senior management. On November 9, 2018, BGI announced that its then-CEO, Mr. Jonathan E. Baliff, was retiring after eight years of service. On March 1, 2019, BGI announced that Mr. L. Don Miller had been named President, CEO and a member of BGI’s board of directors,20 and that Brian J. Allman had been named SVP and CFO.

F.	Development of Strategic Alternatives.

In light of the Company’s decreasing liquidity position, the prolonged trough in energy commodity prices, and other challenges described above, the Debtors commenced the process of exploring a comprehensive financial restructuring. The Debtors engaged restructuring advisors at Houlihan Lokey Capital, Inc. (“Houlihan”), Alvarez & Marsal North America, LLC (together with its affiliates and subsidiaries, “A&M”), Baker Botts L.L.P. and Wachtell, Lipton, Rosen & Katz. With the input of those advisors, the Debtors engaged in negotiations with the Secured Notes Ad Hoc Group and the Unsecured Notes Ad Hoc Group. The Debtors, with the advice of their advisors, considered a broad range of in court and out of court restructuring paths, ultimately determining that chapter 11 was in the best interests of their

[19]	KPMG is the Company’s independent registered public accounting firm.
[20]	Mr. Miller began his service with the Company in 2010. He served as SVP and CFO from August 2015 through February 2019. Before that he served in other senior leadership positions.

creditors and other stakeholders and necessary in order to ensure a stable and sustainable future for the Company. In the weeks leading up to the Petition Date, the Debtors’ negotiations with the Senior Noteholders Group and the Unsecured Noteholders Group included negotiations regarding a term loan to be funded prior to the Debtors’ chapter 11 filing, a DIP Facility and the outlines of a restructuring support agreement pursuant to which the parties would engage in a consensual restructuring as part of these Chapter 11 Cases.

As discussed below, the Debtors intend for these Chapter 11 Cases to have no impact on the Company’s global operations, including its performance under the U.K. SAR Contract. It is critical that the Company demonstrate its ability to continue to perform its obligations under the U.K. SAR Contract uninterrupted, as well as under its other agreements, notwithstanding the filing. Thus, key to the Company’s pre-petition negotiations with its creditors was ensuring that it could obtain the necessary pre-petition liquidity to enable it to continue operating and that it had the necessary support of its creditors to provide for a consensual, non-disruptive restructuring.

G.	Waivers, Forbearance and Forgoing the Unsecured Note Coupon Interest Payment.

On April 15, 2019, to maximize its liquidity, BGI elected to forgo making the semiannual interest payment in the amount of approximately $12.5 million to the holders of the 6.25% Senior Notes. Under the terms of the 6.25% Senior Notes indenture, this nonpayment constituted a default that, if not cured within thirty days (May 15, 2019), would become an event of default giving rise to the potential acceleration of the 6.25% Senior Notes, which in turn would result in a cross default of other material debt facilities. The Company’s election not to make this payment intensified its negotiations with the ad hoc groups of noteholders, its equipment lenders and lessors, and other parties in interest.

On April 15, 2019, the Company announced that it had obtained certain waivers of its covenants with certain of its secured equipment financing lenders and asset backed revolving credit facility lenders with respect to the timing of the delivery of unaudited financial statements for the quarter ended December 31, 2018. The waivers also included waivers of cross-default provisions arising from the decision to enter the 30-day grace period in respect of the 6.25% Senior Notes interest payment. These waivers had the effect of extending the Company’s deadline under its agreements with its lenders to file its 10-Q for the quarter ended December 31, 2018 until June 19, 2019, subject to certain conditions. This allowed the Company additional time and flexibility to address the recent financial reporting challenges described above.

As mentioned above, two non-Debtor credit facilities, the BALL Lombard Credit Facility and the ABL Facility, have BGI parent guarantees. Both facilities are critical to foreign operations and both would have gone into default upon BGI filing for bankruptcy protection. To avoid adverse consequences to the business if either or both of these facilities were to default, Debtors negotiated waivers of events of default with Lombard and the lenders under the ABL Facility in the days leading up the Petition Date.

H.	Restructuring Support Agreement, Proposed DIP Financing, and Exit Financing.

1.	Restructuring Support Agreement and Plan.

On May 10, 2019, after weeks of hard-fought but constructive negotiations, the Company and the Secured Notes Ad Hoc Group entered into a Restructuring Support Agreement (the “Original Restructuring Support Agreement”). Before entering into the Original Restructuring Support Agreement, the Company explored and entertained multiple bids for financing, including proposals for a post-petition loan (without any prepetition financing) from the Secured Notes Ad Hoc Group and pre- and post-petition financing from the Unsecured Notes Ad Hoc Group, plus two formal proposals for third-party post-petition financing. However, because of the implications of their existing position in the Debtors’ capital structure, their willingness to also provide new capital at emergence, and a perceived ability to execute quickly on the 2019 Term Loan Facility, the Debtors elected to engage further with the two noteholder groups rather than the third-parties. After receiving “best and final” offers on a new term loan and postpetition financing from each noteholder group, the Debtors elected in their business judgment to proceed with the Secured Notes Ad Hoc Group’s proposal because, both in respect of the prepetition term loan and postpetition financing, it offered the best economic terms on interest rates, comparable total fees, an actionable collateral package, and acceptable covenants. Moreover, entering into the 2019 Term Loan Facility and Original Restructuring Support Agreement with the Secured Notes Ad Hoc Group allowed the Debtors to go into chapter 11 with liquidity and an agreement for the use of cash collateral, a partner dedicated to maximizing the value of the Estates, and avoid the prospect of a first-day valuation dispute.

Following commencement of the Chapter 11 Cases, the Debtors continued negotiations with the Secured Notes Ad Hoc Group and the Unsecured Notes Ad Hoc Group. Those negotiations proved fruitful. On June 27, 2019, the Company and the Supporting Noteholders entered into the Amended and Restated Restructuring Support Agreement. On July 24, 2019, the Company and the Supporting Noteholders entered into a Restructuring Support Agreement, a copy of which is attached hereto as Exhibit B. As described below, the Restructuring Support Agreement provides for a comprehensive series of restructuring transactions to de-lever the Company’s balance sheet and optimize its fleet plan, emerge from chapter 11, and raise new go-forward capital. It also includes a binding commitment for $150 million of postpetition DIP financing on the terms and conditions described further below and in the DIP Credit Agreement.

The Restructuring Support Agreement, particularly the $150 million DIP Facility and $385 million Rights Offering contemplated by the Restructuring Support Agreement, plus the Debtors’ cash on hand, are expected to ensure an efficient and prompt reorganization. The Debtors fully anticipate these Chapter 11 Cases to be a narrow, de-levering of their balance sheet, with no material impact on their customers, employees or operations.

These Chapter 11 Cases and the Plan and transactions set forth therein are expected to have no impact at all on the Company’s global operations or its business in the U.K., including in respect of the U.K. SAR Contract with the MCA. The services provided by the Company under the U.K. SAR Contract are exclusively conducted by non-Debtor indirect affiliates, including BHL. These non-Debtor affiliates, and their direct and indirect subsidiaries, are independently governed by U.K. boards of directors and are represented by separate legal counsel, DLA Piper UK LLP. The Debtors have kept Bristow Aviation Holdings Limited and their other non-Debtor U.K. affiliates, key customers like the MCA and regulators like the U.K. Civil Aviation Authority (the “U.K. CAA”) appropriately apprised of the Debtors’ situation and the financial objectives of these Chapter 11 Cases. Importantly, the Plan provides that BGI’s guarantee of BHL’s performance of the U.K. SAR Contract, along with the Debtors’ guarantees of other non-Debtor contracts, will be Unimpaired and Reinstated. Currently, BGI’s bankruptcy filing is a default under this guarantee (and therefore under the U.K. SAR Contract); BGI is working to address this point with the MCA in advance of the Effective Date.

The Restructuring Support Agreement contemplates all of the following:

•

Agreed Use of Cash Collateral—In accordance with the approved budget, the Debtors have the consent of their senior secured lenders to use encumbered cash for the duration of these cases. Together with the cash management order and proceeds of the $75 million 2019 Term Loan, the cash collateral order will allow the Company access to sufficient cash on hand to carry it through emergence.

•

Committed DIP Financing—The Debtors have until August 21, 2019 to obtain entry of an order approving the $150 million super-priority senior secured DIP Facility and up to three business days thereafter to draw thereon. The DIP Facility will be converted to New Stock at exit.

•

Committed New Equity Capital—The Restructuring Support Agreement also provides for the Consenting Noteholders to backstop a $385 million new money rights offering of reorganized common equity interests and preferred equity interests. This committed new equity capital should facilitate a prompt exit from chapter 11 with a more de-leveraged balance sheet.

•

Runway—The comprehensive financing package—including the 2019 Term Loan, the agreed final cash collateral order, the DIP Facility, and the terms of the Backstop Commitment Agreement—together with the support of the Supporting Noteholders under the Restructuring Support Agreement, provide ample runway and should minimize the execution risk of the Debtors’ restructuring.

•	Flexibility—The Debtors’ obligations under the Restructuring Support Agreement are entirely qualified by their fiduciary obligations to the estates.

•

Unimpairment of U.K. SAR Guarantee—The Restructuring Support Agreement contemplates that the guarantee of the U.K. SAR Contract by BGI and any of its affiliates will be unaffected by these Chapter 11 Cases.

2.	DIP Financing.

To fund the administration of these Chapter 11 Cases, the Secured Notes Ad Hoc Group and the Unsecured Notes Ad Hoc Group in such capacity, collectively, the “DIP Facility Lenders”) have agreed to provide a $150.0 million DIP Facility (the “Total DIP Commitment”), $37.5 million of which will be funded by the Secured Notes Ad Hoc Group and $112.5 million of which will be funded by the Unsecured Notes Ad Hoc Group. Pursuant to the DIP Facility Credit Agreement, the Debtors have agreed to pay certain fees in connection with the extension of credit under the DIP Facility (collectively, the “DIP Fees”), which fees are included in the budget pertaining to the DIP Facility. The DIP Fees include a commitment fee of 2.00% (based on the Total DIP Commitment), an exit fee equal to 1.00% of the aggregate principal amount of any amount repaid or prepaid or that remains outstanding upon maturity of the DIP Facility, and an equitization consent fee equal to 10.00% of the amount of the DIP Facility paid in, at the election of each DIP Facility Lender, common or preferred equity of Reorganized Bristow Parent; provided that if the maturity of the DIP Facility is accelerated prior to the Effective Date of the Plan, the equitization consent fee shall be payable in cash in an amount equal to 5.00% of the aggregate principal amount of any outstanding 2019 Term Loan Facility Claims at such time; provided, however, that no DIP Facility Lender shall be entitled to an equitization consent fee if (a) such DIP Lender does not fund its commitments under the DIP Credit Agreement or does not execute and fund its commitments under the Backstop Commitment Agreement, (b) there is a default under the Backstop Commitment Agreement, or (c) such other DIP Facility Lender otherwise breaches or causes a default under the Restructuring Support Agreement, in each case which breach or default results in the termination of the Restructuring Support Agreement.

As of the commencement of the Chapter 11 Cases, the Debtors had approximately $68 million of unrestricted Cash. The DIP Facility provides liquidity that is essential to fund the administrative cost of these Chapter 11 Cases. The DIP Facility allows the Debtors to pay suppliers and other participants in the Debtors’ supply chain in the ordinary course to ensure the continuing and uninterrupted flow of inputs to the Debtors’ businesses. Importantly, the DIP Facility will ultimately be converted into New Stock, thereby facilitating the de-levering of the Debtors’ balance sheet and conserving cash for post-emergence operations.

3.	Exit Facility or 2019 Term Loan Credit Facility Agreement Amendment.

The Restructuring Support Agreement provides for the Debtors’ potential entry into a senior secured or unsecured revolving, term loan or notes facility (the “Exit Facility”) to fund the Debtors’ operations upon emergence from these Chapter 11 Cases. Specifically, the Restructuring Support Agreement provides that the Debtors shall conduct a marketing process to raise the Exit Facility in an aggregate principal amount of at least $75.0 million to be arranged and provided by one or more commercial lending institutions. The Debtors believe the Exit Facility will allow them to operate with stability, and successfully fund a go-forward business plan that fully harnesses the benefits of the Plan.

If the Debtors do not enter into an Exit Facility on or before the Effective Date, the Amended and Restated 2019 Term Loan Credit Agreement shall be executed and each of the Holders of 2019 Term Loan Facility Claims shall receive their Pro Rata share of the 2019 Term Loan Amendment Fee.

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES.

A.	Corporate Structure upon Emergence.

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions) and subject to the applicable consent rights under the Restructuring Support Agreement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

B.	Expected Timetable of the Chapter 11 Cases.

As described therein, the Restructuring Support Agreement contains certain milestones for the Debtors to secure Confirmation of a chapter 11 plan and emerge from chapter 11. Specifically, the Restructuring Support Agreement requires, among other things, (i) that the Debtors file a motion to conditionally approve the Disclosure Statement within 5 business days after the filing of the Plan and Disclosure Statement, which motion seeks entry of an order granting such relief within 5 business days after filing the motion, (ii) (a) if conditional approval of the Disclosure Statement is granted, Confirmation of the Plan within 60 days of the entry of the order, or (b) if conditional approval of the Disclosure Statement is not granted, entry of a final order approving the Disclosure Statement within 40 days of denial of conditional approval and Confirmation of a Plan within 35 days thereafter, and (iii) substantial consummation of the Plan by December 18, 2019 (subject to extension under certain circumstances). Thus, to ensure that the Debtors and their stakeholders will benefit from the Restructuring Support Agreement, the Debtors intend to move at a steady—but reasonable, prudent, and statutorily compliant—pace. The Disclosure Statement Order scheduled certain dates and deadlines in connection with the approval of this Disclosure Statement and Confirmation of the Plan. Should the Debtors’ projected timelines prove accurate, the Debtors could emerge from chapter 11 within approximately 6 months after the Petition Date. No assurances can be made, however, that the Bankruptcy Court will enter various orders on the timetable anticipated by the Debtors.

C.	First Day Relief.

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors filed several motions (collectively, the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and customers following the commencement of the Chapter 11 Cases. A brief description of each of the First Day Motions and the evidence in support thereof is set forth in the Declaration of Brian J. Allman in Support of the Debtors’ First Day Motions [Docket No. 25], the Declaration of Matthew R. Niemann in Support of the Debtors’ Emergency Motion for Interim and Final Orders Authorizing, Inter Alia, the Debtors to Utilize Cash Collateral [Docket No. 27], the Supplemental Declaration of Brian J. Allman in Support of the Debtors’ First Day Motions [Docket No. 34] and the Declaration of Joseph J. Sciametta in Support of the Debtors’ (i) Cash Collateral Motion and (ii) Specified Vendor Motion [Docket No. 39] (collectively, the “First Day Declarations”). At a hearing on May 15, 2019, the Bankruptcy Court granted virtually all of the relief initially requested in the First Day Motions, including, on a final basis, (i) notification and hearing procedures for certain transfers of and declarations of worthlessness with respect to stock; (ii) authority to continue to pay employee wages and benefits; (iii) authority to provide adequate assurance for future utility services; (iv) authority to continue prepetition insurance coverage and renew or enter into new insurance policies; and (v) authority to pay certain taxes and fees.

On June 26, 2019, the Debtors held their “second day” hearing before the Bankruptcy Court. At the second day hearing, the Bankruptcy Court granted certain of the first day relief on a final basis, including (i) authority to pay certain prepetition claims of critical and other vendors; (ii) authority to continue using the Debtors’ cash management system and maintain existing bank accounts; and (iii) authority to use cash collateral securing the 2019 Term Loan Facility, the Secured Notes, the Lombard (BULL) Term Loan, the PK Air Credit Facility and the Macquarie Term Loan Facility and to provide adequate protection to the lenders under each of those debt facilities.

The First Day Motions, the First Day Declarations, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at http://cases.primeclerk.com/bristow.

D.	Other Procedural and Administrative Motions

The Debtors filed several procedural and administrative motions subsequent to the Petition Date to facilitate the smooth and efficient administration of the Chapter 11 Cases and reduce the administrative burdens associated therewith, including:

•

OCP Motion. On May 21, 2019, the Debtors filed the Debtors’ Motion for Entry of an Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [Docket No. 169] (the “OCP Motion”). The OCP Motion sought to establish procedures for the retention and compensation of certain professionals utilized by the Debtors in the ordinary course of their businesses. On June 26, 2019, the Bankruptcy Court entered an order granting the relief requested in the OCP Motion [Docket No. 295].

•

Interim Compensation Motion. On June 18, 2019, the Debtors filed the Debtors’ Motion for Entry of an Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Chapter 11 Case Professionals [Docket No. 265] (the “Interim Compensation Motion”). The Interim Compensation Motion sought to establish procedures for the allowance and payment of compensation and reimbursement of expenses for attorneys and other professionals whose retentions are approved by the Bankruptcy Court pursuant to sections 327 or 1103 of the Bankruptcy Code and who will be required to file applications for allowance of compensation and reimbursement of expenses pursuant to sections 330 and 331 of the Bankruptcy Code. On July 9, 2019, the Bankruptcy Court entered an order granting the relief requested in the Interim Compensation Motion [Docket No. 393].

•

Retention Applications. The Debtors have filed applications that seek to retain certain professionals postpetition pursuant to sections 327 and 328 of the Bankruptcy Code, including A&M as restructuring and financial advisor, Houlihan as investment banker, Baker Botts L.L.P. as legal co-counsel, Wachtell, Lipton, Rosen & Katz as legal co-counsel, KPMG as auditor, Deloitte Tax LLP as tax advisor, Deloitte & Touche LLP, as accounting advisor, and Ernst & Young LLP as valuation, accounting and tax advisor (collectively, the “Retention Applications”). On July 9, 2019, the Bankruptcy Court approved the Retention Applications for A&M [Docket No. 391], Baker Botts L.L.P. [Docket No. 388], Wachtell, Lipton, Rosen & Katz [Docket No. 389] and KPMG LLP [Docket No. 390]. On July 30, 2019, the Bankruptcy Court approved Retention Application of Houlihan [Docket No. 482]. The Retention Applications for Deloitte Tax LLP, Deloitte & Touch LLP and Ernst & Young LLP remain pending before the Bankruptcy Court. The foregoing professionals are, in part, responsible for the administration of the Chapter 11 Cases. The postpetition compensation of all of the Debtors’ professionals retained pursuant to section 327 and 328 of the Bankruptcy Code is subject to the approval of the Bankruptcy Court.

E.	Appointment of Official Committee

On May 23, 2019, the U.S. Trustee filed the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 179], notifying parties in interest that the U.S. Trustee appointed the Creditors’ Committee in the Chapter 11 Cases. The Creditors’ Committee is currently composed of the following members: (a) Solus Alternative Asset Management LP; (b) DCIG Capital Master Fund LP & Verition Multi-Strategy Master Fund Ltd.; (c) Mill Hill Credit Opportunities Master Fund LP; (d) Infosys Limited; (e) General Electric Company; (f) Speedcast Communications, Inc.; and (f) HeliFleet 2013-01, LLC. The Creditors’ Committee filed retention applications seeking to engage Kramer Levin Naftalis & Frankel LLP as its legal counsel, Porter Hedges as its co-counsel, Imperial Capital, LLC as its financial advisor, and Perella Weinberg Partners LP as its investment banker. On July 31, 2019, the Bankruptcy Court approved the retention of each of the Creditors’ Committee’s professionals [Docket Nos. 492, 493, 494 and 495].

F.	Equity Committee Motion.

On June 13, 2019, a group of holders of equity security interests in BGI consisting of Global Value Investment Corp., Inlet Securities, LLC, Perry Mckechnie and Marko Maratovic (collectively, the “Ad Hoc Equity Committee”) filed the Expedited Motion to Appoint an Official Committee of Equity Security Holders for Debtor Bristow Group Inc. [Docket No. 233] (as corrected, amended or supplemented, the “Equity Committee Motion”), pursuant to which it sought appointment of an official committee of equity security holders on an expedited basis. As a result of negotiations among the parties, the Supporting Noteholders and the Creditors’ Committee, the Debtors and the Ad Hoc Equity Committee entered into a stipulation pursuant to which (i) the Debtors agreed, among other things, to pay up to $200,000 per month in professional fees and expenses incurred by the Ad Hoc Equity Committee in connection with the Chapter 11 Cases for a period of four months, and (ii) the Ad Hoc Equity Committee agreed to, among other things, adjourn consideration of the Equity Committee Motion until October 1, 2019 unless a plan of reorganization is confirmed prior to that date, at which point the Equity Committee Motion would be deemed withdrawn. The Bankruptcy Court so ordered the stipulation on June 28, 2019 [Docket No. 311].

G.	Schedules and Statements.

On July 12, 2019, the Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs.

H.	The Debtors’ DIP Financing.

On July 25, 2019, the Debtors filed the Debtors’ Motion for Entry of an Order (A) Authorizing the Debtors to Obtain Postpetition Financing and (B) Authorizing the Debtors to Continue to Use Cash Collateral, (C) Granting Liens and Providing Superpriority Administrative Expense Status, (D) Modifying the Automatic Stay, and (E) Granting Related Relief [Docket No. 466] (the “DIP Facility Motion”). The DIP Facility Motion sought approval of a $150 million secured debtor in possession term loan facility (the “DIP Facility”). The DIP Facility shall be secured by (i) a first priority priming lien on the prepetition collateral owned by the Debtors that secures the 2019 Term Loan Facility and the Senior Notes, (ii) a first priority lien on certain unencumbered property and (iii) junior liens on prepetition collateral (a) owned by non-Debtors that secures the 2019 Term Loan Facility and the Senior Notes or (b) pledged by the Debtors under certain other debt facilities. The obligations under the DIP Facility will be converted into New Stock upon the effective date of the Plan. The Debtors believe the DIP Facility will help ensure the Debtors have sufficient liquidity to enable them to proceed with the process of confirming the Plan, administer their Estates in an efficient manner, and ultimately achieve a successful reorganization. The DIP Motion remained pending as of the date of this Disclosure Statement.

I.	Establishment of a Claims Bar Date.

On June 13, 2019, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, and (IV) Approving Notice of Bar Dates [Docket No. 238] (the “Bar Date Motion”). By the Bar Date Motion, the Debtors sought entry of an order by the Bankruptcy Court that establishes August 19, 2019 as the general claims bar date and November 7, 2019 as the governmental claims bar date, before which any party that is required, but that fails, to file a proof of claim in accordance with the procedures set forth in the Bar Date Motion and order shall be forever barred, estopped, and enjoined from asserting such claim against the Debtors, and the Debtors and their property shall be forever discharged from any indebtedness or liability with respect to or arising from such claim. Such party will be prohibited from voting to accept or reject the Plan or any chapter 11 plan filed in these Chapter 11 Cases, participating in any distribution in the Chapter 11 Cases on account of such claim, or receiving further notices regarding such claim.

Subsequently, the Debtors withdrew the Bar Date Motion and, on July 1, 2019, filed an amended version of the Bar Date Motion on an emergency basis [Docket No. 347] (the “Emergency Bar Date Motion”). The Emergency Bar Date Motion, which was consented to by the Creditors’ Committee, the Supporting Noteholders and the U.S. Trustee, sought substantially the same relief as the Bar Date Motion, except that it proposed to set the general claims bar date as August 6, 2019 in order to facilitate the timeline for Confirmation of the Plan set forth in the Restructuring Support Agreement. On July 9, 2019, the Bankruptcy Court entered an order [Docket No. 392] granting the relief requested in the Emergency Bar Date Motion and establishing the bar dates therein.

J.	Aircraft Fleet Lease Matters

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Helifleet Rejection Motion. On May 11, 2019, the Debtors filed the Motion to Reject Lease or Executory Contract Debtors’ Motion for Entry of an Order (i) Authorizing the Debtors to Reject Equipment Leases with Helifleet 2013-01, LLC Pursuant to Section 365 of the Bankruptcy Code and (ii) Approving Return Procedures [Docket No. 9] (the “Helifleet Rejection Motion”). The Helifleet Rejection Motion sought authority for the Debtors to reject unexpired leases between Bristow U.S. L.L.C. and Helifleet 2013-01, LLC of 9 S-76C+ helicopters that the Debtors were no longer utilizing in their operations and clarify certain procedures for the return of such aircraft to the lessor. Following negotiations, the parties entered into an agreement regarding rejection of the leases and return of the aircraft, which was embodied in a stipulation and order entered by the Bankruptcy Court on June 25, 2019 [Docket No. 290].

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Macquarie Rejection Motion. On May 20, 2019, the Debtors filed the Motion to Reject Lease or Executory Contract Debtors’ Motion for Entry of an Order Authorizing the Debtors to Reject Equipment Leases with Wells Fargo Bank Northwest, N.A., Pursuant to Section 365 of the Bankruptcy Code [Docket No. 166] (the “Macquarie Rejection Motion”). The Macquarie Rejection Motion sought authority for the Debtors to reject an unexpired lease one Sikorsky S-76D helicopter from Wells Fargo Northwest, N.A. acting on behalf of acting for the benefit of Macquarie Leasing Inc., which aircraft was no longer no longer necessary to continue their operations under their current business plan. On June 27, 2019, the Bankruptcy Court entered an order granting the Macquarie Rejection Motion [Docket No. 303].

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VIH Assumption Motion. On June 19, 2019, the Debtors filed the Motion to Assume Lease or Executory Contract Debtors’ Motion for Entry of an Order (I) Authorizing the Debtors to Assume Leases with VIH Aviation Ltd., and (II) Granting Related [Docket No. 271] (the “VIH Assumption Motion”). The VIH Assumption Motion sought authority for BriLog to assume the leases of two Sikorsky model S-92A helicopters from VIH Aviation Group Ltd., which helicopters were critical to the Debtors being able to fulfill their obligations under a new customer contract with BP plc. On July 9, 2019, the Bankruptcy Court entered an order granting the VIH Assumption Motion [Docket No. 386].

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1110(a) Procedures Motion and Elections. On May 11, 2019, the Debtors filed the Debtors’ Motion for an Order Authorizing the Debtors to (i) Enter into Agreements Under Section 1110(a) of the Bankruptcy Code, (ii) Enter into Stipulations to Extend the Time to Comply with Section 1110 of the Bankruptcy Code and (iii) File Redacted Section 1110(b) Stipulations [Docket No. 151] (the “1110 Procedures Motion”). Pursuant to section 1110(a) of the Bankruptcy Code, within 60 days of the Petition Date, BUS as the only Debtor, granted an air carrier operating certificate by the Federal Aviation Administration, must agree to perform all obligations under any aircraft lease and, subject to certain exceptions, timely cure any defaults thereunder (the “1110(a) Obligations”) or the lessor can right to take possession of the leased aircraft and to enforce the other rights and remedies under the lease. The Debtors sought in the 1110 Procedures Motion for authority to enter into agreements with lessors to perform the 1110(a) Obligations, make payments and take actions as may be necessary to cure defaults and otherwise satisfy the 1110(a) Obligations and enter into stipulations extending the 60-day window to elect whether to perform the 1110(a) Obligations. The 1110 Procedures Motion also sought to establish certain procedures for providing notices of the Debtors’ election to perform the 1110(a) Obligations (“1110 Election Notices”). An order granting the 1110 Procedures Motion was entered by the Bankruptcy Court on June 27, 2019 [Docket No. 307].

Following the entry of the 1110 Procedures Motion, on June 28, 2019, the Debtors filed 1110 Election Notices with respect to leases with VIH Aviation Group Ltd. and Wells Fargo Trust Company National Association, Sumitomo Mitsui Banking Corporation, Brussels Branch and Wells Fargo Trust Company, National Association, U.S. National Bank Association, The Milestone Aviation Group Limited and Wilmington Trust SP Services (Dublin) Limited, Macquarie Bank Limited and Wells Fargo Trust Company, National Association, Lombard North Central PLC, GM Leasing Company, LLC, Capital One Equipment Finance Corp. and Ankura Trust Company, LLC.

K.	Post-Effective Date Mergers or Acquisitions.

In the industry in which the Debtors and their competitors operate, there may be significant industry consolidation in the near- to medium-term. A merger, acquisition, combination, or other strategic transaction involving the Debtors’ assets or operations may, in certain circumstances, generate value for holders of New Stock. As of the date hereof, the Debtors have neither entered into negotiations in pursuit of nor executed an agreement to pursue or implement any merger, acquisition, combination, or other strategic transaction. The Backstop Commitment Parties, the Debtors, and/or the Reorganized Debtors may evaluate, pursue, and/or consummate one or more mergers, acquisitions, business combinations and/or strategic transactions.

L.	De Minimis Asset Sales Motion.

On July 12, 2019, the Debtors filed the Debtors’ Emergency Motion for Entry of an Order Approving Procedures for Sale, Transfer and Abandonment of De Minimis Assets Free and Clear of Liens, Claims, Encumbrances and Other Interests Without Further Court Order [Docket No. 414] (the “De Minimis Asset Transactions Motion”). The De Minimis Asset Transactions Motion sought authority to implement procedures to (a) sell or transfer of certain assets for which the aggregate sale price is equal to or less than $10 million (“De Minimis Asset Transactions”), or (b) abandon certain assets to the extent a sale thereof cannot be consummated at a value greater than the cost of liquidating such asset—without prior Bankruptcy Court approval. An order granting the relief sought in the De Minimis Asset Transactions Motion was entered by the Bankruptcy Court on July 22, 2019 [Docket No. 446].

M.	Key Employee Incentive Plan and Key Employee Retention Plan.

On June 3, 2019 the Debtors filed the Motion of the Debtors Pursuant to 11 U.S.C. Sections 363 and 503 for Entry of an Order (i) Authorizing the Debtors to Implement Key Employee Incentive Plans, (ii) Approving Second Installment of Non-Insider Retention Payment, and (iii) Granting Related Relief (the “KEIP/KERP Motion”) [Docket No. 199], seeking approval of: (a) an executive incentive program that applies to the eight executives of the Debtors and one executive of a non-debtor affiliate (the “Executive KEIP”); (b) a non-executive incentive plan that applies to 183 key non-insider members of the Company’s middle management team (together with the Executive KEIP, the “KEIPs”), and (c) payment of certain recognition and retention awards to non-insiders due in October 2019 (the “Retention Awards”). On July 26, 2019, the Supporting Noteholders filed the Omnibus Statement of the Required Unsecured Backstop Parties and the Secured Notes Ad Hoc Group in Support of the Motion of the Debtors Pursuant to 11 U.S.C. §§ 363 and503 for Entry of an Order (I) Authorizing the Debtors to Implement Key Employee Incentive Plans, (II) Approving Second Installment of Non-Insider Retention Payment, and (III) Granting Related Relief [Docket No. 470], stating their support for approval of the KEIPS and the payment of the Retention Awards. As of the date of this Disclosure Statement, approval of the KEIPs and payment of the Retention Awards remain pending before the Bankruptcy Court.

N.	Litigation Matters.

In the ordinary course of business, the Debtors are parties to certain lawsuits, legal proceedings, collection proceedings, and claims arising out of their business operations. The Debtors cannot predict with certainty the outcome of these lawsuits, legal proceedings, and claims.

With certain exceptions, the filing of the Chapter 11 Cases operates as a stay with respect to the commencement or continuation of litigation against the Debtors that was or could have been commenced before the commencement of the Chapter 11 Cases. In addition, the Debtors’ liability with respect to litigation stayed by the commencement of the Chapter 11 Cases generally is subject to discharge, settlement, and release upon confirmation of a plan under chapter 11, with certain exceptions. Therefore, certain litigation Claims against the Debtors may be subject to discharge in connection with the Chapter 11 Cases.

VIII.	RISK FACTORS.

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation. For additional risk factors that may affect the Debtors’ restructuring, please refer to the Debtors’ publicly available filings with the SEC.

THE DEBTORS HAVE PROVIDED THE FOLLOWING RISK FACTOR DESCRIPTIONS TO SATISFY THE DISCLOSURE REQUIREMENTS OF SECTION 1125 OF THE BANKRUPTCY CODE. DISCLOSURE AND DISCUSSION OF ADDITIONAL RISK FACTORS RELATED TO THE DEBTORS’ BUSINESS MAY BE FOUND IN PUBLICLY AVAILABLE SECURITIES FILINGS.

A.	Bankruptcy Law Considerations.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article X of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not take place.

3.	The Debtors May Fail to Satisfy Vote Requirements.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or transaction. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, Holders of Allowed Claims against them would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan and the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

5.	Nonconsensual Confirmation.

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased professional expenses.

6.	Continued Risk upon Confirmation.

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for oil and natural gas (and thus demand for the services the Debtors provide), and increasing expenses. See Article VIII.C of this Disclosure Statement, entitled “Risks Related to the

Debtors’ and the Reorganized Debtors’ Businesses,” which begins on page 52. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization as reflected in the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve Confirmation of the Plan to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

7.	The Chapter 11 Cases May Be Converted to Cases Under Chapter 7 of the Bankruptcy Code.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, when commodities prices are at historically low levels, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

8.	The Debtors May Object to the Amount or Classification of a Claim or Interest.

Except as otherwise provided in the Plan, and subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim or Interest where such Claim or Interest is subject to an objection. Any Holder of a Claim or Interest that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

9.	Risk of Non-Occurrence of the Effective Date.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

10.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims or Existing Interests under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims or Existing Interests to be subordinated to other Allowed Claims or Existing Interests. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims and Interests may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims and Interests may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims and Interests that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims and Interests under the Plan.

11.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties is necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts and have agreed to make further contributions, including by agreeing to massive reductions in the amounts of their Claims against the Debtors’ estates and facilitating a critical source of post-emergence liquidity by backstopping the Rights Offering, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and Plan and the significant deleveraging and financial benefits that they embody.

B.	Risks Related to Recoveries under the Plan.

1.	The Reorganized Debtors May Not Be Able to Achieve their Projected Financial Results.

The Reorganized Debtors may not be able to achieve their projected financial results. The financial projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular (the “Financial Projections”). The Financial Projections are attached hereto as Exhibit F. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, the value of the New Stock may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	A Liquid Trading Market for the New Stock May Not Develop.

The Debtors make no assurance that they will be able to obtain a listing of the New Common Stock or the New Preferred Stock on a national securities exchange at any time in the future. There is no assurance that liquid trading markets for shares of New Common Stock or the New Preferred Stock will develop. The Debtors do not expect that the New Common Stock or the New Preferred Stock will be listed or traded on any national securities exchange on the Effective Date. The liquidity of any market for shares of the New Common Stock and New Preferred Stock will depend upon, among other things, the number of Holders of shares of New Common Stock and New Preferred Stock, the Reorganized Debtors’ financial performance, and the market for similar securities, none of which can be determined or predicted. Accordingly, there can be no assurance that an active trading market for the New Stock will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event an active trading market does not develop, the ability to transfer or sell the New Stock may be substantially limited.

3.	The Trading Price for the Shares of New Stock May Be Depressed Following the Effective Date.

Assuming that the Effective Date occurs, shares of New Stock and New Preferred Stock will be issued to Holders of certain Classes of Claims. Following the Effective Date of the Plan, shares of New Common Stock and New Preferred Stock may be sold to satisfy withholding tax requirements. In addition, Holders of Claims that receive shares of New Common Stock and New Preferred Stock may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of New Common Stock and New Preferred Stock available for trading could cause the trading price for the shares of New Common Stock and/or New Preferred Stock to be depressed, particularly in the absence of an established trading market for the New Common Stock and New Preferred Stock.

4.	Certain Holders of New Stock May Be Restricted in their Ability to Transfer or Sell their Securities.

To the extent that shares of the New Common Stock issued under the Plan is covered by section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the Holders thereof without registration under the Securities Act unless the Holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities. Resales by Holders of Claims who receive New Stock pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. Such Holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

The New Common Stock and the New Preferred Stock will not initially be registered under the Securities Act or any state securities laws, and the Debtors make no representation regarding the right of any Holder of New Common Stock or New Preferred Stock to freely resell the New Common Stock or New Preferred Stock (including, as applicable, shares issuable upon exercise of the Subscription Rights) (as applicable). See Article XII to this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 64.

5.	Restricted Securities Issued under the Plan May Not Be Resold or Otherwise Transferred Unless They Are Registered Under the Securities Act or an Exemption from Registration Applies.

To the extent that securities issued pursuant to the Plan are not covered by section 1145(a)(1) of the Bankruptcy Code, such securities shall be issued pursuant to section 4(a)(2) under the Securities Act and will be deemed “restricted securities” that may not be sold, exchanged, assigned or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act. Holders of such restricted securities may not be entitled to have their restricted securities registered and will be required to agree not to resell them except in accordance with an available exemption from registration under the Securities Act. Under Rule 144, the public resale of restricted securities is permitted if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144. A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period unless certain current public information regarding the issuer is not available at the time of sale, in which case the non-affiliate may resell after a one-year holding period. An affiliate may resell restricted securities after the applicable holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale and notice requirements of Rule 144. The Debtors currently do not expect that the current public information requirement will be met when the six-month holding period expires, and, as a result, holders of restricted securities should expect to be required to hold their restricted securities for at least one year.

Holders of New Common Stock who are deemed to be “underwriters” under Section 1145(b) of the Bankruptcy Code will also be subject to restrictions under the Securities Act on their ability to resell those securities. Resale restrictions are discussed in more detail in Article XII to this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 64.

6.	Certain Tax Implications of the Plan.

Holders of Allowed Claims and Interests should carefully review Article XIII of this Disclosure Statement, entitled “Certain U.S. Federal Income Tax Consequences of the Plan,” which begins on page 69, to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and Holders of Claims and Interests entitled to vote on the Plan.

7.	The Debtors May Not Be Able to Accurately Report Their Financial Results.

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, as disclosed in BGI’s publicly available filings with the SEC, BGI identified a material weakness in its internal controls over financial reporting that has not yet been remediated. As a result of such material weakness, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

8.	The Plan Enterprise Value of the Debtors Set Forth in Restructuring Support Agreement Is Solely for Settlement Purposes and May Not Equal the Enterprise Value of the Debtors on the Effective Date.

The Debtors’ Plan Enterprise Value set forth in the Restructuring Support Agreement has been agreed to by the Debtors and the Supporting Noteholders solely for settlement purposes, and is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the Plan Enterprise Value is reasonable, there can be no assurance that the New Stock issued pursuant to the Plan to Holders of certain Claims will have the value implied by the Plan Enterprise Value.

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of their Indebtedness.

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness, including, without limitation, potential borrowings under the Exit Facility, upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses.

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

4.	Financial Results May Be Volatile and May Not Reflect Historical Trends.

During the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and/or claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt “fresh start” accounting in accordance with Accounting Standards Codification 852 (“Reorganizations”) in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends. The Financial Projections contained in Exhibit F hereto do not currently reflect the impact of fresh start accounting, which may have a material impact on the Financial Projections.

5.	The Debtors’ Substantial Liquidity Needs May Impact Revenue.

The Debtors operate in a capital-intensive industry. The Debtors’ principal sources of liquidity historically have been cash flow from operations, secured equipment financings and issuances of bonds. If the Debtors’ cash flow from operations remains depressed or decreases as a result of lower commodity prices, decreased capital expenditure budgets of offshore energy companies, or otherwise, the Debtors may not have the ability to expend the capital necessary to improve or maintain their current operations, resulting in decreased revenues over time.

In addition to the cash requirements necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for and administering the Chapter 11 Cases and expect to continue to incur significant professional fees and costs through the conclusion of the Chapter 11 Cases. The Debtors cannot guarantee that cash on hand and cash flow from operations will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things: (a) their ability to comply with the terms and conditions of the Final Cash Collateral Order and the DIP Order; (b) their ability to maintain adequate cash on hand; (c) their ability to generate cash flow from operations; (d) their ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring transaction; and (e) the cost, duration, and outcome of the Chapter 11 Cases. The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control. In the event that cash on hand and cash flow from operations are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms. The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all. The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

6.	The Demand for the Debtors’ Services is Substantially Dependent on the Level of Offshore Oil and Gas Exploration, Development and Production Activity.

The Debtors provide helicopter and fixed wing services to companies engaged in offshore oil and gas exploration, development and production activities. As a result, demand for the Debtors’ services, as well as their revenue and profitability, are substantially dependent on the worldwide levels of activity in offshore oil and gas exploration, development and production. These activity levels are principally affected by trends in, and expectations regarding, oil and natural gas prices, as well as the capital expenditure budgets of offshore energy companies and shifts in technology for energy exploration, development and production. The increase in U.S. onshore production in recent years resulting from onshore hydraulic fracturing activity and shale development has had a negative impact on the price of oil and the demand for our services. The Debtors cannot predict future exploration, development and production activity or oil and gas price movements. Historically, the prices for oil and gas and activity levels have been volatile and are subject to factors beyond the Debtors’ control, such as:

•	the supply of and demand for oil and gas and market expectations for such supply and demand;

•	actions of the Organization of Petroleum Exporting Countries and other oil producing countries to control prices or change production levels;

•	increased supply of oil and gas resulting from onshore hydraulic fracturing activity and shale development;

•	general economic conditions, both worldwide and in particular regions;

•	governmental regulation;

•	the price and availability of alternative fuels;

•	weather conditions, including the impact of hurricanes and other weather-related phenomena;

•	advances in exploration, development and production technology;

•	the policies of various governments regarding exploration and development of their oil and gas reserves; and

•

the worldwide political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East, Nigeria or other geographic areas, or further acts of terrorism in the U.K., U.S. or elsewhere.

7.	The Debtors Are Subject to Legal Compliance Risks.

As a global business, the Debtors are subject to complex laws and regulations in the U.S., the U.K. and other countries in which they operate. These laws and regulations relate to a number of aspects of the Debtors’ businesses, including anti-bribery and anti-corruption laws, other illegal or unethical acts, import and export controls, sanctions against business dealings with certain countries and third parties, the payment of taxes, employment and labor relations, antitrust and fair competition, data privacy protections, securities regulation, and other regulatory requirements affecting trade and investment. The application of these laws and regulations to the Debtors’ businesses is often unclear and may sometimes conflict. Compliance with these laws and regulations may involve significant costs or require changes in the Debtors’ business practices that could result in reduced revenue and profitability. Non-compliance could also result in significant fines, damages, and other criminal sanctions against the Debtors, their officers or their employees, prohibitions or additional requirements on the conduct of their businesses and damage their reputation. Certain violations of law could also result in suspension or debarment from government contracts. The Debtors also incur additional legal compliance costs associated with their global regulations. In some foreign countries, particularly those with developing economies, it may be customary for others to engage in business practices that are prohibited by laws such as the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act 2010 (the “U.K. Bribery Act”) and Brazil’s Clean Companies Act, an anti-bribery law that is similar to the FCPA and U.K. Bribery Act. Although the Debtors implement policies and procedures designed to ensure compliance with these laws, there can be no assurance that all of their employees, contractors, agents, and business partners will not take action in violation with their internal policies. Any such violation of the law or even internal policies could have a material adverse effect on the Debtors’ businesses, financial condition and results of operations.

8.	Actions Taken by Agencies Empowered to Enforce Governmental Regulations Could Increase the Debtors’ Costs and Reduce the Debtors’ Ability to Operate Successfully.

The Debtors’ operations are regulated by governmental agencies in the various jurisdictions in which they operate. These agencies have jurisdiction over many aspects of the Debtors’ businesses, including personnel, aircraft and ground facilities. Statutes and regulations in these jurisdictions also subject the Debtors to various certification and reporting requirements and inspections regarding safety, training and general regulatory compliance. Other statutes and regulations in these jurisdictions regulate the offshore operations of the Debtors’ customers. The agencies empowered to enforce these statutes and regulations may suspend, curtail or require the Debtors to modify their operations. As previously reported, on April 29, 2016, another company’s EC 225LP (also known as an H225LP) model helicopter crashed near Turøy outside of Bergen, Norway resulting in the European Aviation Safety Agency issuing airworthiness directives prohibiting flight of H225LP and AS332L2 model aircraft. On July 20, 2017, the U.K. CAA and the Norway Aviation Agency issued safety and operational directives that detail the conditions to apply for the safe return to service of H225LP and AS332L2 model aircraft, where operators

53

wish to do so. The Debtors continue not to operate for commercial purposes their 16 H225LP model aircraft. The Debtors are carefully evaluating next steps and demand for the H225LP model aircraft in their oil and gas and SAR operations worldwide, with the safety of passengers and crews remaining their highest priority. However, additional directive requirements in the future could present North Sea operators, including the Debtors, with significant operational challenges. A suspension or substantial curtailment of the Debtors’ operations for any prolonged period, and any substantial modification of their current operations, could have a material adverse effect on their businesses, financial condition and results of operations.

9.	The Debtors’ Operations Involve a Degree of Inherent Risk That May Not Be Covered by the Debtors’ Insurance and May Increase the Debtors’ Operating Costs.

The operation of helicopters and fixed wing aircraft inherently involves a degree of risk. Hazards such as harsh weather and marine conditions, mechanical failures, facility fires and spare parts damage, pandemic outbreaks, crashes and collisions are inherent in the Debtors’ businesses and may result in personal injury, loss of life, damage to property and equipment, suspension or reduction of operations, reduced number of flight hours and the grounding of such aircraft or insufficient ground facilities or spare parts to support operations. In addition to any loss of property or life, the Debtors’ revenue, profitability and margins could be materially affected by an accident or asset damage.

The Debtors, or third parties operating the Debtors’ aircraft, may experience accidents or damage to the Debtors’ assets in the future. These risks could endanger the safety of both the Debtors’ own and the Debtors’ customers’ personnel, equipment, cargo and other property, as well as the environment. If any of these events were to occur with equipment or other assets that the Debtors need to operate or lease to third parties, the Debtors could experience loss of revenue, termination of charter contracts, higher insurance rates, and damage to their reputation and client relationships. In addition, to the extent an accident occurs with aircraft the Debtors operate or to assets supporting operations, they could be held liable for resulting damages. Even where losses or liability for damages is covered by insurance, the Debtors may incur deductibles and additional insurance premiums. The lack of sufficient insurance for an incident or accident could have a material adverse effect on the Debtors’ operations and financial condition.

Certain models of aircraft that the Debtors operate have also experienced accidents while operated by third parties. Most recently, on April 29, 2016, an incident occurred with an Airbus Helicopters EC225LP (also known as an H225) model helicopter operated by another helicopter company, which resulted in the loss of life for eleven passengers and two crew members in Norway. This incident resulted in the civil aviation authorities in the U.K. and Norway issuing safety directives that required the operators to suspend commercial operations of the affected aircraft pending determination of the root cause. Although the civil aviation authorities have since issued a safety directive providing for return to service, the Debtors’ H225 fleet of 16 aircraft remains grounded globally as a result of this incident. If other operators experience accidents with aircraft models that the Debtors operate or lease, obligating the Debtors to take such aircraft out of service until the cause of the accident is rectified, they could lose revenue and customers. In addition, safety issues experienced by a particular model of aircraft could result in customers refusing to use that particular aircraft model or a regulatory body grounding that particular aircraft model. The value of the aircraft model might also be permanently reduced in the market if the model were to be considered less desirable for future service and the inventory for such aircraft may be impaired.

The Debtors attempt to protect themselves against financial losses and damage by carrying insurance, including hull and liability, general liability, workers’ compensation, and property and casualty insurance. The Debtors’ insurance coverage is subject to deductibles and maximum coverage amounts, and they do not carry insurance against all types of losses, including business interruption. The Debtors cannot assure you that their existing coverage will be sufficient to protect against all losses, that they will be able to maintain their existing coverage in the future or that the premiums will not increase substantially. In addition, future terrorist activity, risks of war, accidents or other events could increase the Debtors’ insurance premiums. The loss of the Debtors’ liability insurance coverage, inadequate coverage from their liability insurance or substantial increases in future premiums could have a material adverse effect on their businesses, financial condition and results of operations.

10.	The Debtors’ Industry is Highly Competitive and Cyclical, with Intense Price Competition.

The helicopter and fixed wing businesses are highly competitive throughout the world. Chartering of such aircraft is often done on the basis of competitive bidding among those providers having the necessary equipment, operational experience and resources. Factors that affect competition in the Debtors’ industry include price, quality of service, operational experience, record of safety, quality and type of equipment, client relationship and professional reputation.

The Debtors’ industry has historically been cyclical and is affected by the volatility of oil and gas price levels. There have been periods of high demand for the Debtors’ services, followed by periods of low demand for their services. Changes in commodity prices can have a significant effect on demand for the Debtors’ services, and periods of low activity intensify price competition in the industry and often result in their aircraft being idle for long periods of time.

The Debtors have several significant competitors in the North Sea, Nigeria, the U.S. Gulf of Mexico, Australia, Canada and Brazil, and a number of smaller local competitors in other markets. Certain of the Debtors’ customers have the capability to perform their own air transportation operations or give business to the Debtors’ competitors should they elect to do so, which has a limiting effect on the Debtors’ rates.

As a result of significant competition, the Debtors must continue to provide safe and efficient service and must continue to evolve its technology or it will lose market share, which could have a material adverse effect on the Debtors’ businesses, financial condition and results of operations due to the loss of a significant number of their customers or termination of a significant number of their contracts.

11.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims or Interests under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

12.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations.

The Debtors’ operations are dependent on a relatively small group of key management personnel and qualified pilots, mechanics and other highly-trained personnel. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. Because the market for these experienced and highly-trained personnel is competitive, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could adversely affect the Debtors’ businesses and the results of operations.

13.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from, among other things, substantially all debts arising prior to confirmation. With few exceptions, all Claims against the Debtors that arise prior to the Petition Date or before confirmation of the plan of reorganization (a) would be subject to compromise and/or treatment under the plan of reorganization and/or (b) would be discharged in accordance with the terms of the plan of reorganization. Any Claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations.

IX.	SOLICITATION AND VOTING PROCEDURES.

This Disclosure Statement, which is accompanied by a ballot or ballots to be used for voting on the Plan, is being distributed to the Holders of Claims in those Classes that are entitled to vote to accept or reject the Plan. The procedures and instructions for voting and related deadlines are set forth in the exhibits annexed to the Disclosure Statement Order, which is attached hereto as Exhibit D.

The Disclosure Statement Order is incorporated herein by reference and should be read in conjunction with this Disclosure Statement in formulating a decision to vote to accept or reject the Plan.

THE DISCUSSION OF THE SOLICITATION AND VOTING PROCESS SET FORTH IN

THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY.

PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER ATTACHED HERETO FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

A.	Holders of Claims Entitled to Vote on the Plan.

Under the provisions of the Bankruptcy Code, not all holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.C of this Disclosure Statement, entitled “Am I entitled to vote on the Plan?,” which begins on page 4, provides a summary of the status and voting rights of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim or Interest) under the Plan.

The Debtors are soliciting votes to accept or reject the Plan from Holders of Claims and Interests in Class 3, Class 4, Class 6, Class 7, Class 8 and Class 12 (collectively, the “Voting Classes”). The Holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2, 5, 9, 10, 11, 13, 14, 15 and 16. Additionally, the Disclosure Statement Order provides that certain Holders of Claims in the Voting Classes, such as those Holders whose Claims or Interests have been disallowed or are subject to a pending objection, are not entitled to vote to accept or reject the Plan.

B.	Voting Record Date.

The Voting Record Date is [_____], 2019. The Voting Record Date is the date on which it will be determined which Holders of Claims and Interests in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims and Interests have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim or Interest.

C.	Voting on the Plan.

The Voting Deadline is [______], 2019 at 5:00 p.m. (prevailing Central Time). Holders of Class 3 2019 Term Loan Claims, Class 6 PK Air Credit Facility Claims, Class 7 Macquarie Term Loan Credit Facility Claims] and Class 12 General Unsecured Claims should return their ballot directly to the Solicitation Agent by the Voting Deadline. Holders of Class 4 Secured Notes Claims and Class 8 Unsecured Notes Claims should return their ballot to their nominee (or otherwise follow the instructions of their nominee), allowing enough time for the nominee to include the vote on a master ballot, and submit the master ballot by the Voting Deadline. In order to be counted as votes to accept or reject the Plan, all ballots must be (1) electronically submitted utilizing the online balloting portal maintained by the Solicitation Agent on or before the Voting Deadline (as applicable); or (2) properly executed, completed, and delivered (either by using the envelope provided, by first class mail, overnight courier, or personal delivery) so that the ballots are actually received by the Solicitation Agent on or before the Voting Deadline at the following address:

DELIVERY OF BALLOTS

All Ballots (except Beneficial Holders’ Ballots)[21] should be

1.  sent by mail, courier, or personal delivery, to:

Bristow Ballot Processing,

c/o Prime Clerk LLC,

One Grand Central Place

60 East 42nd Street

Suite 1440

New York, NY 10165

2.  submitted via the E-ballot system at cases.primeclerk.com/bristow.

To have their votes to accept or reject the Plan counted, Beneficial Holders must properly execute, complete, and deliver their ballots to their appropriate broker, bank, or other nominee, in sufficient time so that such nominee can verify, tabulate, and include such Ballots in a Master Ballot and timely return such Master Ballot, so that it is actually received no later than the Voting Deadline by Prime Clerk LLC. Nominees only may return Master Ballots to Prime Clerk via electronic mail to bristowballots@primeclerk.com.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT AT (844) 627-6967 (toll-free for U.S. and Canada) or (347) 292-3534 (International toll). ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER WILL NOT BE COUNTED.

[21]

A “Beneficial Holder” means a beneficial owner of publicly traded securities whose claims have not been satisfied prior to the Voting Record Date pursuant to Bankruptcy Court order or otherwise, as reflected in the records maintained by the Nominees holding through the respective indenture trustee.

D.	Ballots Not Counted.

No ballot will be counted toward Confirmation if, among other things: (1) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim or Interest; (2) it was transmitted by means other than as specifically set forth in the ballots; (3) it was cast by an entity that is not entitled to vote on the Plan; (4) it was cast for a Claim or Interest listed in the Debtors’ schedules as contingent, unliquidated, or disputed for which the applicable Bar Date has passed and no proof of claim was timely filed; (5) it was cast for a Claim or Interest that is subject to an objection other than a “reduce and allow” objection pending as of the Voting Deadline (unless temporarily allowed in accordance with the Disclosure Statement Order); (6) it was sent to the Debtors, the Debtors’ agents/representatives (other than the Solicitation Agent), or the Debtors’ financial or legal advisors instead of the Solicitation Agent; (7) it is unsigned; or (8) it is not clearly marked to either accept or reject the Plan or it is marked both to accept and reject the Plan. Please refer to the Disclosure Statement Order for additional requirements with respect to voting to accept or reject the Plan.

X.	RIGHTS OFFERING PROCEDURES.[22] [23]

The procedures and instructions for exercising Subscription Rights, as applicable, are set forth in the Rights Offering Procedures. The Rights Offering Procedures will be authorized pursuant to the Disclosure Statement Order, which is attached to this Disclosure Statement as Exhibit D. The Rights Offering Procedures are incorporated herein by reference and should be read in conjunction with this Disclosure Statement in formulating a decision to exercise Subscription Rights. The discussion of the Rights Offering Procedures set forth in this Disclosure Statement is only a summary. Please refer to the Rights Offering Procedures attached hereto for a more comprehensive description.

IN ORDER TO PARTICIPATE IN THE RIGHTS OFFERING, EACH ELIGIBLE HOLDER MUST COMPLETE ALL THE STEPS OUTLINED IN THE RIGHTS OFFERING PROCEDURES. IF ALL OF THE STEPS OUTLINED IN THE RIGHTS OFFERING PROCEDURES ARE NOT COMPLETED BY THE SUBSCRIPTION EXPIRATION DEADLINE OR THE BACKSTOP FUNDING DEADLINE, AS APPLICABLE, THE ELIGIBLE HOLDER SHALL BE DEEMED TO HAVE FOREVER AND IRREVOCABLY RELINQUISHED AND WAIVED ITS RIGHT TO PARTICIPATE IN THE RIGHTS OFFERING.

XI.	CONFIRMATION OF THE PLAN.

A.	Requirements for Confirmation of the Plan.

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of Holders of Claims or Interests.

[22]	Terms used in this Article X but not otherwise defined in this Disclosure Statement or the Plan have the meanings, if any, given to them in the Rights Offering Procedures.
[23]

[Note: The 1145 Rights Offering Procedures and the 4(a)(2) Rights Offering Procedures shall be filed with the Court prior to the hearing on the entry of the Conditional Disclosure Statement Order, and such procedures shall contain additional information and detail regarding the Rights Offering.]

At the Combined Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the debtors liquidated under chapter 7.

Attached hereto as Exhibit E and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by Holders of Claims as compared to distributions contemplated under the Plan. Holders of Interests would receive no recovery in a chapter 7 liquidation. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims than would a liquidation under chapter 7 of the Bankruptcy Code.

If the Plan is not confirmed, and the Debtors fail to propose and confirm an alternative plan of reorganization, the Debtors’ businesses may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation may result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Any distribution to Holders of Claims or Interests (to the extent Holders of Interests would receive distributions at all) under a chapter 11 liquidation plan would most likely be substantially delayed. Most importantly, the Debtors believe that any distributions to creditors in a chapter 11 liquidation scenario would fail to capture the significant going concern value of their businesses, which is reflected in the New Stock to be distributed under the Plan. Accordingly, the Debtors believe that a chapter 11 liquidation would not result in distributions as favorable as those under the Plan.

C.	Feasibility.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. Creditors and other interested parties should review Article VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 46, for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections attached hereto as Exhibit F and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.	Acceptance by Impaired Classes.

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.24

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims or interest as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims or interests in that class, counting only those claims or interests that have actually voted to accept or to reject the plan. Thus, a Class of Claims or Interests will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims or Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Existing Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Pursuant to Article III.E of the Plan, if a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

E.	Confirmation without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided, that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is Impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

[24]

A class of claims or equity interests is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest; or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

1.	No Unfair Discrimination.

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims or interests receive more than 100% of the amount of the allowed claims or interests in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank or the best available under the circumstances. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100% of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

XII.	CERTAIN SECURITIES LAW MATTERS.

A.	New Stock; Rights Offering Shares; Backstop Commitment Shares.

As discussed herein, the Plan provides for Reorganized Bristow Parent to distribute: (1) New Stock to Holders of Allowed Secured Notes Claims, Allowed Unsecured Notes Claims, and Allowed General Unsecured Claims on account of their respective Claims and/or in connection with the Rights Offering; (2) New Common Stock and New Preferred Stock under the Management Incentive Plan; (3) New Common Stock and New Preferred Stock consisting of Unsubscribed Shares issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement (the “Backstop Commitment Shares”); (4) New Stock issued on account of (x) the Backstop Commitment Fee, (y) Equitization Allocation New Common Stock and Equitization Allocation New Preferred Stock, and (z) Equitization Consent Fee.

The Debtors believe that the New Common Stock and the New Preferred Stock will be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable state securities law (a “Blue Sky Law”). The Debtors further believe that the offer and sale of the New Stock pursuant to the Plan is, and subsequent transfers of shares of the New Stock by the holders thereof that are not “underwriters” (as defined in section 2(a)(11) of the Securities Act and in the Bankruptcy Code) will be, exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code, and any applicable state Blue Sky Law as described in more detail below. The New Stock underlying the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

RECIPIENTS OF NEW COMMON STOCK OR NEW PREFERRED STOCK ARE URGED TO CONSULT WITH THEIR OWN LEGAL ADVISORS AS TO THE AVAILABILITY OF ANY EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE BLUE SKY LAW.

B.	Backstop Commitment Agreement.

The Backstop Commitment Parties and the Company, on behalf of itself and each of the other Debtors, have entered into a Backstop Commitment Agreement, pursuant to which the Backstop Commitment Parties, severally and not jointly, have agreed to backstop the Rights Offering to be conducted in accordance with the Plan. Under the Backstop Commitment Agreement, the Backstop Commitment Parties, severally and not jointly, have agreed to purchase the Rights Offering Shares that are not duly subscribed for pursuant to the Rights Offering.

C.	Backstop Commitment Shares.

The Backstop Commitment Shares will be issued in reliance upon the exemption from registration under the Securities Act provided by Section 4(a)(2) thereof and/or Regulation D thereunder. As a condition to the closing of the transactions contemplated by the Backstop Commitment Agreement, the Debtors will enter into the Registration Rights Agreement. The Backstop Commitment Parties will not be entitled to transfer all or any portion of their backstop commitments except as expressly provided in the Backstop Commitment Agreement.

D.	Registration Rights Agreement.

The Plan provides that from and after the Effective Date, each Consenting Stakeholder that receives New Stock pursuant to the Plan, including in connection with the Rights Offering, will be entitled to registration rights pursuant to a registration rights agreement to be entered into as of the Effective Date (the “Registration Rights Agreement”), which will provide for customary demand, shelf and piggyback registration rights with respect to all New Stock beneficially owned by the Supporting Noteholders or their successors in interest.

E.	Issuance and Resale of New Stock Under the Plan.

1.	Issuance Under Section 1145 of the Bankruptcy Code, Private Placement Exemptions.

Except as expressly provided herein, all shares of New Stock issued under the Plan, including the Rights Offering Shares and the Backstop Commitment Shares, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code to the fullest extent available and, to the extent such exemption is not available (and with respect to the Common Shares in the Rights Offering, only in the proportion required to preserve the availability of such exemption under section 1145 of the Bankruptcy Code), the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder or another available exemption from registration under the Securities Act. All shares of New Stock, including the Backstop Commitment Shares, issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act, including a registration statement pursuant to the Registration Rights Agreement, or an available exemption therefrom.

Persons who purchase the New Stock, including the New Preferred Shares and the Backstop Commitment Shares, pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Stock without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A (to the extent applicable) or any other registration exemption under the Securities Act, or if resales of such securities are registered with the SEC, including under a registration statement pursuant to the Registration Rights Agreement as described above.

The New Common Stock and New Preferred Stock issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon: (1) only with respect to the New Common Stock issued in connection with the 1145 Rights Offering or the New Stock issued on account of the Backstop Commitment Fee, the Equitization Allocation New Common Stock, the Equitization Allocation New Preferred Stock or the Equitization Consent Fee, the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) only with respect to the New Common Stock and New Preferred Stock issued in connection with the 4(a)(2) Rights Offering, section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder; (3) any other applicable regulatory approval; and (4) the transfer restrictions set forth in the New Organizational Documents, if any. All shares of New Common Stock and New Preferred Stock issued on account of (x) the Backstop Commitment Fee, (y) the Equitization Allocation New Common Stock and Equitization Allocation New Preferred Stock, and (z) the Equitization Consent Fee will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code. All Backstop Commitment Shares will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

RECIPIENTS OF THE NEW STOCK ARE URGED TO CONSULT WITH THEIR OWN LEGAL ADVISORS AS TO THE AVAILABILITY OF ANY EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE BLUE SKY LAW.

2.	Resale of New Stock; Definition of Underwriter.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the

Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Resales of the New Stock by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of New Stock who are deemed to be “underwriters” may be entitled to resell their New Stock pursuant to the limited safe harbor resale provisions of Rule 144 promulgated under the Securities Act. Generally, Rule 144 promulgated under the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the New Stock would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Stock and, in turn, whether any Person may freely resell New Stock.

Unlike the securities that will be issued pursuant to section 1145(a)(1) of the Bankruptcy Code, shares of New Preferred Stock and any shares of New Common Stock, including the Backstop Commitment Shares, issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be deemed “restricted securities” that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, including a registration statement pursuant to the Registration Rights Agreement as described above, or an exemption from registration under the Securities Act is available, including under Rule 144 or Rule 144A promulgated under the Securities Act.

Rule 144 provides an exemption for the public resale of “restricted securities” if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an affiliate of the issuer. An affiliate is defined as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.”

A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period (or a 12-month holding period if the issuer is not a reporting issuer) if at the time of the sale there is available certain current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the twelve months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer is made publicly available.

An affiliate may resell restricted securities after the applicable holding period if at the time of the sale certain current public information regarding the issuer is available. As noted above, the Debtors currently expect that this information requirement will be satisfied. The affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of one percent of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such restricted securities during the four weeks preceding the filing of a notice of proposed sale on Form 144. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, which generally means they must be sold through a broker and handled as a routine trading transaction. The broker must receive no more than the usual commission and cannot solicit orders for the sale of the restricted securities except in certain situations. Third, if the sale involves more than 5,000 restricted securities or has an aggregate sale price greater than $50,000 in any three-month period, an affiliate must file with the SEC three copies of a notice of proposed sale on Form 144. The sale must occur within three months of filing the notice unless an amended notice is filed.

The Debtors believe that the Rule 144 exemption will not be available with respect to any New Stock issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder (whether held by non-affiliates or affiliates) until at least six months after the Effective Date. Accordingly, holders of such New Stock will be required to hold such New Stock for at least six months and, thereafter, to sell New Stock only in accordance with the applicable requirements of Rule 144, unless such New Stock is registered under the Securities Act, including under a registration statement pursuant to the Registration Rights Agreement as described above (or is otherwise resold pursuant to an exemption from registration under the Securities Act).

The Backstop Commitment Shares, if any, will be issued in certificated or book-entry form and will bear a restrictive legend. Each certificate or book-entry representing, or issued in exchange for or upon the transfer, sale or assignment of, any Backstop Commitment Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

Reorganized Bristow Parent will reserve the right to require certification or other evidence of compliance with Rule 144 or another available exemption as a condition to the removal of such legend or to any resale of the Backstop Commitment Shares. Reorganized Bristow Parent will also reserve the right to stop the transfer of any such Backstop Commitment Shares if such transfer is not in compliance with Rule 144 or another available exemption. Any Person who receives such Backstop Commitment Shares will be required to acknowledge and agree not to resell such securities except in accordance with Rule 144, when available, or another available exemption and that the securities will be subject to the other restrictions described above.

ANY PERSONS RECEIVING “RESTRICTED SECURITIES” UNDER THE PLAN ARE URGED TO CONSULT WITH THEIR OWN COUNSEL CONCERNING THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION FOR RESALE OF THESE SECURITIES UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAW.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO

DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES. POTENTIAL RECIPIENTS OF NEW COMMON STOCK ARE URGED TO CONSULT THEIR OWN COUNSEL CONCERNING THEIR ABILITY TO FREELY TRADE SUCH SECURITIES WITHOUT COMPLIANCE WITH THE FEDERAL LAW AND ANY APPLICABLE STATE BLUE SKY LAW.

3.	New Stock and the Management Incentive Plan.

The Confirmation Order shall authorize the Reorganized Bristow Parent Board to adopt and enter into the Management Incentive Plan in accordance with the terms and conditions set forth in Exhibit A of the Restructuring Support Agreement (itself attached hereto as Exhibit B). The issuance of New Common Stock or New Preferred Stock, if any, under the Management Incentive Plan would dilute all of the New Common Stock or New Preferred Stock, as applicable, issued pursuant to the Restructuring Transactions. The New Common Stock and the New Preferred Stock, including New Common Stock and New Preferred Stock issued under the Management Incentive Plan, is also subject to dilution in connection with the conversion of any other options, warrants, convertible securities, or other securities that may be issued post-emergence.

XIII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.

A.	Introduction.

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and certain Holders of Claims and Interests entitled to vote on the Plan, and it does not address the U.S. federal income tax consequences to Holders of Claims or Interests not entitled to vote on the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service (the “IRS”), and any other published administrative rules and pronouncements of the IRS, all as in effect on the date hereof (collectively, “Applicable Tax Law”). The Debtors have not requested, and will not request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein. Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described herein. The discussion below is not binding upon the IRS or the courts, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address state, local or non-U.S. income or other tax consequences of the Plan (including such consequences with respect to the Debtors or the Reorganized Debtors), nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances or to a Holder that may be subject to special tax rules (such as persons who are related to the Debtors within the meaning of the Tax Code, persons liable for the alternative minimum tax or “base erosion and anti-avoidance” tax , U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, partnerships (or other entities treated as partnerships or other pass-through entities), beneficial owners of partnerships (or other entities treated as partnerships or other pass-through entities), subchapter S corporations, Holders of Claims or Interests who will hold the New Stock as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, Holders who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Tax Code, Holders of Existing Interest, and Holders of Claims or Interests who are themselves in bankruptcy). Furthermore, this summary assumes that a Holder of a Claim or Interest holds only Claims or Interests in a single Class and holds such Claims or Interests only as a “capital asset” (within the meaning of section 1221 of the Tax Code). This summary also assumes that the Claims to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form, and that the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the Tax Code. The U.S. federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors, and Holders of Claims and Interests described below also may vary depending on the nature of any Restructuring Transactions in which the Debtors and/or Reorganized Debtors engage. This summary does not address the U.S. federal income tax consequences to Holders (a) whose Claims are Unimpaired or otherwise entitled to payment in full under the Plan, or (b) that are deemed to accept or deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim or Interest (including a beneficial owner of Claims or Interests) that, for U.S. federal income tax purposes, is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim or Interest, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the entity. Partners (or other beneficial owners) of partnerships (or other entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes) that are Holders of Claims or Interests are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS INTENDED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, AND OTHER TAX CONSEQUENCES OF THE PLAN BASED ON THEIR PARTICULAR CIRCUMSTANCES.

B.	Certain U.S. Federal Income Tax Consequences to the Debtors and Reorganized Debtors.

1.	Effects of Restructuring on the Debtors.

As of March 31, 2019, the Debtors estimate that they have approximately $144.5 million of federal NOL carryforwards, and at least $39.6 million of foreign tax credit carryforwards. The Debtors may generate additional tax attributes prior to the Effective Date in 2019, potentially including interest deductions deferred under section 163(j) of the Tax Code (the “163(j) Deductions”). Any NOLs remaining upon implementation of the Plan may be able to offset future taxable income for up to 20 years in the case of NOLs arising before 2018 and indefinitely for NOLs arising in taxable years starting in 2018, thereby reducing the Debtors’ future aggregate tax obligations. NOLs arising before 2018 may offset 100% of future taxable income (subject to certain alternative minimum tax considerations), and NOLs arising in taxable years starting with 2018 may be used to offset 80% of taxable income in a given year. Further, the 163(j) Deductions may remain available for use following the implementation of the Plan, subject to the discussion below regarding section 382 of the Tax Code. As discussed below, however, the Debtors’ NOLs are expected to be reduced upon implementation of the Plan. Moreover, the Debtors’ NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Debtors’ NOLs ultimately may vary from the amounts set forth above.

(i)	Cancellation of Debt and Reduction of Tax Attributes.

In general, absent an exception, the Debtors will realize and recognize cancellation of indebtedness income (“COD Income”) upon satisfaction of their outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid and (ii) the fair market value of the New Common Stock, or other consideration (including Subscription Rights), in each case, given in satisfaction of such indebtedness at the time of the exchange.

Under section 108 of the Tax Code, the Debtors will not, however, be required to include any amount of COD Income in gross income if the Debtors are under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, the Debtors must reduce their tax attributes by the amount of COD Income that they excluded from gross income pursuant to section 108 of the Tax Code. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the Reorganized Debtors will remain subject immediately after the discharge); (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. Alternatively, the Debtors may elect first to reduce the basis of their depreciable assets pursuant to section 108(b)(5) of the Tax Code. Although not free from doubt, in the absence of contrary guidance, it appears to be the case that the 163(j) Deductions are not subject to reduction under these rules. Any excess COD Income over the amount of available tax attributes will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact.

In connection with the Restructuring Transactions, the Debtors expect to realize COD Income; however, the exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan. Regardless of the implemented structure, however, the Debtors expect that the amount of such COD Income will reduce some of their NOLs and tax credits allocable to taxable periods prior to the Effective Date pursuant to section 108 of the Tax Code. Depending on the amount of COD Income, some of the Debtors’ tax basis in their assets may be reduced by COD Income that is not absorbed by the NOLs and tax credits.

(ii)	Limitation on NOLs, 163(j) Deductions, and Other Tax Attributes.

After giving effect to the reduction in tax attributes pursuant to excluded COD Income described above, the Reorganized Debtors’ ability to use any remaining tax attributes post-emergence will be subject to certain limitations under sections 382 and 383 of the Tax Code.

Under sections 382 and 383 of the Tax Code, if the Debtors undergo an “ownership change,” the amount of any remaining NOL carryforwards, tax credit carryforwards, 163(j) Deductions, net unrealized built-in losses, and possibly certain other attributes (potentially including losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10.0 million, or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

The rules of section 382 of the Tax Code are complicated, but as a general matter, the Debtors anticipate that the issuance of New Stock pursuant to the Plan will result in an “ownership change” of the Debtors for these purposes, and that the Reorganized Debtors’ use of the Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Tax Code applies.

(a)	General Section 382 Annual Limitation.

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments), and (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs, currently 2.09 percent for August 2019). The annual limitation may be increased to the extent that the Reorganized Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

(b)	Special Bankruptcy Exceptions.

Special rules may apply in the case of a corporation that experiences an “ownership change” as a result of a bankruptcy proceeding. An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their Claims, at least 50 percent of the vote and value of the stock of the debtor corporation (or a controlling corporation if also in chapter 11) as reorganized pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). If the requirements of the 382(l)(5) Exception are satisfied, a debtor’s Pre-Change Losses would not be limited on an annual basis, but, instead, NOL carryforwards would be reduced by the amount of any interest deductions claimed by the debtor during the three taxable years preceding the effective date of the plan of reorganization and during the part of the taxable year prior to and including the effective date of the plan of reorganization in respect of all debt converted into stock pursuant to the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of (i) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or (ii) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that, under it, a debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for ownership changes.

The Debtors have not determined whether the 382(l)(5) Exception will be available or, if it is available, whether the Reorganized Debtors will elect out of its application.

C.	Certain U.S. Federal Income Tax Consequences to the U.S. Holders of Certain Claims and Interests Entitled to Vote.

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. Holders of Claims and Interests are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

The U.S. federal income tax consequences to a U.S. Holder of a Claim will depend, in part, on whether the Claim surrendered constitutes a “security” of a Debtor for U.S. federal income tax purposes. Neither the Tax Code nor the Treasury Regulations promulgated thereunder define the term “security.” Whether a debt instrument constitutes a “security” is determined based on all relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that the instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, the convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their tax advisors regarding the status of their Claims as “securities” for U.S. federal income tax purposes.

1.	U.S. Federal Income Tax Consequences to the Holders of 2019 Term Loan Facility Claims.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release and discharge of the 2019 Term Loan Facility Claims, each Holder thereof will receive either (i) full payment in Cash, or (ii) reinstatement of its Claim along with payment of the 2019 Term Loan Amendment Fee.

(i)	Full Payment in Cash

If the Holders of 2019 Term Loan Facility Claims receive Cash, such Holders will be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest as discussed below, the Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the Cash received and (b) the Holder’s adjusted tax basis in its Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding “market discount,” as discussed below and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange.

(ii)	Reinstatement of 2019 Term Loan Facility Claims

The treatment of U.S. Holders of Class 3 2019 Term Loan Facility Claims who have their Class 3 2019 Term Loan Facility Claims reinstated depends on whether the Amended and Restated 2019 Term Loan Credit Agreement results in a “significant modification” of the 2019 Term Loan Facility. If there is a “significant modification,” then there would be a deemed exchange for U.S. federal income tax purposes of “old” loans under the 2019 Term Loan Facility (the “Old 2019 Term Loans”) for “new” loans under the 2019 Term Loan Facility (the “New 2019 Term Loans”). Under applicable Treasury Regulations, the modification of the terms of a debt instrument (including pursuant to an exchange of a new debt instrument for the existing debt instrument) generally is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” A modification that adds, deletes, or alters customary accounting or financial covenants is not a significant modification. A modification that changes the timing of payments due under a debt instrument is a significant modification if it results in a material deferral of scheduled payments. However, a deferral of one or more scheduled payments is not a material deferral if it is within a safe-harbor period beginning on the original due date of the first scheduled payment that is deferred and extending for a period equal to the lesser of five years or 50% of the original term of the instrument. A change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (as computed under the applicable Treasury Regulations and taking into account any payments made as consideration for the modification, such as the 2019 Term Loan Amendment Fee) varies from the annual yield of the unmodified instrument (determined as of the date of the modification) by more than the greater of 0.25% or 5% of the annual yield of the unmodified instrument. The 2019 Term Loan Amendment Fee will be sufficient to cause a significant modification of the 2019 Term Loan Facility Claims.

The Debtors believe, and the remainder of this discussion assumes, that the 2019 Term Loan Facility Claims do not qualify as “securities” for U.S. federal income tax purposes. However, U.S. Holders should consult their own tax advisors as to whether the 2019 Term Loan Facility Claims could qualify as “securities” for U.S. federal income tax purposes.

A Holder of a 2019 Term Loan Facility Claim should be treated as receiving the New 2019 Term Loans under Plan in a taxable exchange under section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest and the 2019 Term Loan Amendment Fee, the Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the issue price of the New 2019 Term Loans, and (b) the Holder’s adjusted tax basis in its Old 2019 Term Loans. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding “market discount” and accrued but untaxed interest, as discussed below, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. The holding period for New 2019 Term Loans should begin on the day following the Effective Date. Subject to the rules regarding accrued but untaxed interest, the Holder should obtain a tax basis in the New 2019 Term Loans received equal to its issue price.

(iii)	2019 Term Loan Amendment Fee

The U.S. federal income tax treatment of the 2019 Term Loan Amendment Fee is uncertain. It is possible that the 2019 Term Loan Amendment Fee could be treated first as a payment of accrued interest, to the extent of accrued and unpaid interest, and then as a payment of principal on the 2019 Term Loan Facility. The portion of the 2019 Term Loan Amendment Fee treated as interest would be taxable to a U.S. Holder as ordinary interest income to the extent not previously included in gross income under such U.S. Holder’s regular method of accounting. The portion of the 2019 Term Loan Amendment Fee treated as a payment of principal on the New 2019 Term Loans would decrease such U.S. Holder’s adjusted tax basis in the New 2019 Term Loans, and a U.S. Holder would recognize gain in the amount of such portion when its New 2019 Term Loans are retired, or would realize additional gain or a reduced loss upon a sale or disposition of its interest in the New 2019 Term Loans.

2.

Certain other alternative characterizations of the U.S. federal income tax treatment of the 2019 Term Loan Amendment Fee also may apply. U.S. Holder of 2019 Term Loan Facility Claims should consult their own tax advisors regarding the U.S. federal income tax treatment to them of the receipt of the 2019 Term Loan Amendment Fee. U.S. Federal Income Tax Consequences to the Holders of Secured Notes Claims.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of Secured Notes Claims, each Holder thereof will receive (i) payment in full in Cash of any accrued and unpaid interest, (ii) Cash in an amount equal to 97% of the outstanding amount of such Secured Notes Claims and (iii) Subscription Rights.

If the Secured Notes Claims qualify as “securities” of the Company, then a Holder of such a Claim that receives Subscription Rights pursuant to the Plan should be treated as receiving its distribution under the Plan in a “recapitalization” for U.S. federal income tax purposes. Subject to the rules regarding accrued but untaxed interest, discussed below, a Holder of such Claim should recognize gain, but not loss, with the amount of recognized gain equal to the lesser of (i) the amount of Cash and (ii) the difference between (1) the sum of (A) Cash and (B) the fair market value of the Subscription Rights and (2) such Holder’s adjusted basis, if any, in such Claim. The Holder should generally obtain a tax basis, apart from amounts allocable to accrued but untaxed interest, in the Subscription Rights received equal to (a) the tax basis of such Claims surrendered by such Holder increased by (b) gain recognized (if any) by such Holder, decreased by (c) the amount of Cash received. Subject to the rules regarding accrued but untaxed interest, a U.S. Holder’s holding period for its interest in the Subscription Rights received should include the holding period for the exchanged Claim.

If the Secured Notes Claims do not qualify as “securities” of the Company, then a Holder of such a Claim will be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, the Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the sum of (1) Cash and (2) the fair market value of the Subscription Rights received, and (b) the Holder’s adjusted tax basis in its Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding “market discount,” as discussed below and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. The holding period for the Subscription Rights received should begin on the day following the Effective Date. Subject to the rules regarding accrued but untaxed interest, the Holder should obtain a tax basis in the Subscription Rights received equal to the fair market value of such property.

3.	U.S. Federal Income Tax Consequences to the Holders of PK Air Credit Facility Claims

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release and discharge of the PK Air Credit Facility Claims, each Holder thereof will receive its pro rata share of the New PK Air Note.

If both the PK Air Credit Facility Claims and the New PK Air Note qualify as “securities” of the Company, then a Holder of such a Claim pursuant to the Plan should be treated as receiving its pro rata share of the New PK Air Note in a “recapitalization” for U.S. federal income tax purposes. Subject to the rules regarding accrued but untaxed interest, discussed below, a Holder of such Claim should recognize no gain or loss. The Holder should generally obtain a tax basis, apart from amounts allocable to accrued but untaxed interest, in the New PK Air Note received equal to the tax basis of such Claims surrendered by such Holder. Subject to the rules regarding accrued but untaxed interest, a U.S. Holder’s holding period for its interest in the New PK Air Note received should include the holding period for the exchanged Claim.

If either the PK Air Credit Facility Claims or the New PK Air Note do not qualify as “securities” of the Company, then a Holder of such a Claim will be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, the Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the issue price of the New PK Air Note received, and (b) the Holder’s adjusted tax basis in its Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding “market discount,” as discussed below and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. The holding period for the pro rata share of the New PK Air Note received should begin on the day following the Effective Date. Subject to the rules regarding accrued but untaxed interest, the Holder should obtain a tax basis in the New PK Air Note received equal to the its issue price.

4.	U.S. Federal Income Tax Consequences to the Holders of Macquarie Term Loan Credit Facility Claims

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release and discharge of the Macquarie Term Loan Credit Facility Claims, each Holder thereof will receive its pro rata share of the New Macquarie Note.

If both the Macquarie Term Loan Credit Facility Claims and the New Macquarie Note qualify as “securities” of the Company, then a Holder of such a Claim pursuant to the Plan should be treated as receiving its pro rata share of the New Macquarie Note in a “recapitalization” for U.S. federal income tax purposes. Subject to the rules regarding accrued but untaxed interest, discussed below, a Holder of such Claim should recognize no gain or loss. The Holder should generally obtain a tax basis, apart from amounts allocable to accrued but untaxed interest, in the New Macquarie Note received equal to the tax basis of such Claims surrendered by such Holder. Subject to the rules regarding accrued but untaxed interest, a U.S. Holder’s holding period for its interest in the New Macquarie Note received should include the holding period for the exchanged Claim.

If either the Macquarie Term Loan Credit Facility Claims or the New Macquarie Note do not qualify as “securities” of the Company, then a Holder of such a Claim will be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, the Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the issue price of the New Macquarie Note, and (b) the Holder’s adjusted tax basis in its Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding “market discount,” as discussed below and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. The holding period for the pro rata share of the New Macquarie Note received should begin on the day following the Effective Date. Subject to the rules regarding accrued but untaxed interest, the Holder should obtain a tax basis in the New Macquarie Note equal to its issue price.

5.	U.S. Federal Income Tax Consequences to the Holders of Unsecured Notes Claims.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of Unsecured Notes Claims, each Holder thereof will receive either (i) New Common Stock and Subscription Rights, or (ii) Cash based on its Pro Rata share of the GUC Distribution Cash Amount.

If the Unsecured Notes Claims qualify as “securities” of the Company, then a Holder of such a Claim that receives New Common Stock and Subscription Rights pursuant to the Plan should be treated as receiving its distribution under the Plan in a “recapitalization” for U.S. federal income tax purposes. Subject to the rules regarding accrued but untaxed interest, discussed below, a Holder of such Claim should recognize no gain or loss. The Holder should generally obtain a tax basis, apart from amounts allocable to accrued but untaxed interest, in the New Common Stock and Subscription Rights received equal to the tax basis of such Claims surrendered by such Holder, allocated between the New Common Stock and Subscription Rights received in accordance with the respective fair market values. Subject to the rules regarding accrued but untaxed interest, a U.S. Holder’s holding period for its interest in the New Common Stock and Subscription Rights received should include the holding period for the exchanged Claim.

If the Secured Notes Claims do not qualify as “securities” of the Company or are exchanged for Cash, then a Holder of such a Claim will be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, the Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of Cash or the fair market value of the New Common Stock and Subscription Rights received, and (b) the Holder’s adjusted tax basis in its Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding “market discount,” as discussed below and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. The holding period for any New Common Stock and Subscription Rights received should begin on the day following the Effective Date. Subject to the rules regarding accrued but untaxed interest, the Holder should obtain a tax basis in the New Common Stock and Subscription Rights received equal to the fair market value of such property.

6.	U.S. Federal Income Tax Consequences to the Holders of General Unsecured Claims.

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of General Unsecured Claims, each Holder thereof will receive either (i) New Common Stock and Subscription Rights, or (ii) cash based on its Pro Rata share of the GUC Distribution Cash Amount.

If the General Unsecured Claims qualify as “securities” of the Company, then a Holder of such a Claim that receives New Common Stock and Subscription Rights pursuant to the Plan should be treated as receiving its distribution under the Plan in a “recapitalization” for U.S. federal income tax purposes. Subject to the rules regarding accrued but untaxed interest, discussed below, a Holder of such Claim should recognize no gain or loss. The Holder should generally obtain a tax basis, apart from amounts allocable to accrued but untaxed interest, in the New Common Stock and Subscription Rights received equal to the tax basis of such Claims surrendered by such Holder, allocated between the New Common Stock and Subscription Rights received in accordance with the respective fair market values. Subject to the rules regarding accrued but untaxed interest, a U.S. Holder’s holding period for its interest in the New Common Stock and Subscription Rights received should include the holding period for the exchanged Claim.

If the General Unsecured Claims do not qualify as “securities” of the Company or are exchanged for Cash, then a Holder of such a Claim will be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the Tax Code. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, the Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of Cash or the fair market value of the New Common Stock and Subscription Rights received, and (b) the Holder’s adjusted tax basis in its Claim. The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, the rules regarding “market discount,” as discussed below and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. The holding period for any New Common Stock and Subscription Rights received should begin on the day following the Effective Date. Subject to the rules regarding accrued but untaxed interest, the Holder should obtain a tax basis in the New Common Stock and Subscription Rights received equal to the fair market value of such property.

7. Subscription Rights.

A U.S. Holder that exercises Subscription Rights received pursuant to the Plan should be treated as purchasing, in exchange for its Subscription Right and the amount of Cash funded by the U.S. Holder to exercise such Subscription Rights, the Rights Offering Shares. Such a purchase should generally be treated as the exercise of an option under general tax principles, and accordingly such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes upon such exercise. A U.S. Holder’s aggregate tax basis in the Rights Offering Shares should equal the sum of (1) the amount of Cash paid by the U.S. Holder to exercise its Subscription Rights and (2) such U.S. Holder’s tax basis in the Subscription Rights immediately before exercise, determined as set forth above. A U.S. Holder’s holding period for the Rights Offering Shares received should begin on the day following the exercise.

A U.S. Holder that elects not to exercise its Subscription Rights may be entitled to claim a (likely short-term capital) loss equal to the amount of tax basis allocated to the Subscription Rights, subject to any limitation on such U.S. Holder’s ability to utilize capital losses.

8.	Accrued Interest.

A portion of the consideration received by U.S. Holders of Claims may be attributable to accrued but untaxed interest on such Claims. Such amount should be taxable to that U.S. Holder as ordinary interest income if such accrued interest has not been previously included in the Holder’s gross income for U.S. federal income tax purposes. Conversely, U.S. Holders of Claims may be able to recognize a deductible loss to the extent that any accrued interest on the Claims was previously included in the Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued but untaxed interest is unclear. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to untaxed interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan. Holders of Claims are urged to consult their respective tax advisors regarding the proper allocation of the consideration received by them under the Plan between principal and accrued but untaxed interest.

9.	Market Discount.

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of an Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of an Allowed Claim (as described below) that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the Allowed Claims that were acquired with market discount are exchanged in a tax-free transaction for other property, any market discount that accrued on the Allowed Claims (i.e., up to the time of the exchange) but was not recognized by the Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of such property is treated as ordinary income to the extent of such accrued, but not recognized, market discount.

10. Medicare Tax.

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts are urged to consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of any consideration to be received under the Plan.

11.	Limitation on Use of Capital Losses.

A U.S. Holder of an Allowed Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on their use of capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, losses from the sale or exchange of capital assets may only be used to offset capital gains. A corporate U.S. Holder who has more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years. Corporate U.S. Holders may only carry over unused capital losses for the five years following the capital loss year, but are allowed to carry back unused capital losses to the three years preceding the capital loss year.

12.	U.S. Federal Income Tax Consequences to Holders of Owning and Disposing of Shares of New Stock.

(i)	Dividends on New Stock.

Any distributions made on account of the New Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Bristow Parent as determined under U.S. federal income tax principles. “Qualified dividend income” received by an individual U.S. Holder may be eligible for preferential tax rates (subject to certain limitations). To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares of the New Stock. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Subject to applicable limitations, distributions treated as dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

(ii)	Sale, Redemption, or Repurchase of New Stock.

Unless a non-recognition provision applies, and subject to the market discount rules discussed above, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Stock. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder held the New Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described above under Section 11 (“Limitation on Use of Capital Losses”).

D.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims and Interests Entitled to Vote.

1.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Allowed Claims or Interests.

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local, non-U.S. income and other tax consequences of the consummation of the Plan to such Non-U.S. Holder and the ownership and disposition of the New Stock, as applicable.

2.	Gain Recognition.

Any gain realized by a Non-U.S. Holder on the exchange of its claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder (except that the Medicare tax would generally not apply). In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

3.	Accrued but Untaxed Interest.

Payments made to a Non-U.S. Holder under the Plan that are attributable to accrued but untaxed interest generally will not be subject to U.S. federal income or withholding tax, provided that (a) such Non-U.S. Holder is not a bank, (b) such Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of the stock of the Debtors, and (c) the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E, as applicable) establishing that the Non-U.S. Holder is not a U.S. person, unless such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to accrued but untaxed interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued but untaxed interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

4.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Stock.

(i)	Dividends on New Stock.

Any distributions made with respect to New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized Bristow Parent’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid with respect to New Stock held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30 percent (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E, as applicable (or such successor form as the IRS designates), upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

(ii)	Sale, Redemption, or Repurchase of New Stock.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Stock unless: (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States; (2) such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or (3) Reorganized Bristow Parent is or has been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.25

[25]	In the case of Holders of Interests, it is unclear whether the specified testing period will also include periods prior to the Effective Date with respect to the Debtors.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Stock. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty). Based on Reorganized Bristow Parent’s current business plans and operations, the Debtors do not anticipate that the Company is or was, or that Reorganized Bristow Parent will be, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

5.	FATCA.

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to U.S. federal withholding tax on the receipt of certain “withholdable payments.” For this purpose, “withholdable payments” generally include U.S.-source payments of fixed or determinable, annual or periodical income (including dividends, if any, on shares of New Stock and U.S.-source interest (including OID) paid in respect of debt instruments issued by the Debtors). FATCA withholding tax will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

Prior to the issuance of recently proposed Treasury Regulations, withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of property of a type which can produce U.S. source interest or dividends on or after January 1, 2019. However, the proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

BOTH U.S. HOLDERS AND NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE POSSIBLE IMPACT OF THESE RULES ON SUCH HOLDERS’ EXCHANGE OF ANY OF ITS CLAIMS OR INTERESTS PURSUANT TO THE PLAN.

E.	Information Reporting and Backup Withholding.

The Debtors will withhold all amounts required by law to be withheld from payments of interest, dividends and other amounts. The Debtors will comply with all applicable reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim or Interest under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim or Interest may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 and, in the case of Non-U.S. Holder, such Non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption). The current backup withholding rate is 24 percent. Backup withholding is not an additional tax but, instead, is an advance payment that may entitle the Holder to a refund from the IRS to the extent it results in an overpayment of tax, provided that the required information is provided to the IRS.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of “reportable transactions,” certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these Treasury Regulations and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM OR INTEREST IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM UNDER THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME OR OTHER TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

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XIV. RECOMMENDATION.

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims or Interests entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: August 1, 2019	BRISTOW GROUP INC.
on behalf of itself and all other Debtors

/s/ Brian J. Allman
Brian J. Allman
Senior Vice President and Chief Financial Officer
Bristow Group Inc.